                                                                   Exhibit 10.10

                       MOUNTAIN PEOPLES' WAREHOUSE, INC.


                               NUTRASOURCE, INC.


                           STOCK PURCHASE AGREEMENT


                             Dated: April 20, 1995

                               TABLE OF CONTENTS

Article 1  Purchase and Sale of Shares...........................................................  1
       1.1    Purchase and Sale..................................................................  1
       1.2    Purchase Price.....................................................................  2
       1.3    Method of Payment..................................................................  2

Article 2  Closing Date Financial Statements; Purchase Price Adjustments.........................  3
       2.1    Closing Date Financial Statements..................................................  3
       2.2    Purchase Price Adjustment - Net Worth..............................................  3
       2.3    Purchase Price Adjustment - Inventory..............................................  4
       2.4    Physical Inventories and Review....................................................  7

Article 3  Representations and Warranties of Company and Shareholders............................  7
       3.1    Organization, Standing and Qualification of Company................................  7
       3.2    Capitalization and Stock of Company................................................  7
       3.3    Subsidiaries.......................................................................  8
       3.4    Financial Statements...............................................................  8
       3.5    Tax Returns, Audits and Liabilities................................................ 10
       3.6    Schedules.......................................................................... 11
              (a)  Real Property................................................................. 11
              (b)  Agreements and Contracts...................................................... 12
              (c)  Personal Property and Inventory............................................... 12
              (d)  Accounts Receivable........................................................... 13
              (e)  Liabilities and Accounts Payable.............................................. 14
              (f)  Intangible Property........................................................... 14
              (g)  Insurance..................................................................... 14
              (h)  Employment Matters............................................................ 15
              (i)  Claims, Investigations and Litigation......................................... 16
              (j)  Bank Accounts................................................................. 17
              (k)  Directors and Officers........................................................ 17
              (l)  Changed Conditions............................................................ 17
              (m)  Shareholder, Officer, Director Agreements..................................... 19
              (n)  Environmental Matters......................................................... 19
              (o)  Licenses and Permits.......................................................... 20
              (p)  Vendors, Customers and Brokers................................................ 21
       3.7    Title to Assets and Condition of Assets............................................ 22
       3.8    No Violation....................................................................... 22
       3.9    Compliance with Law................................................................ 23
       3.10   Legal Power and Authority to Enter Transaction..................................... 23
       3.11   Real Property Holding Corporation.................................................. 23

       3.12   Books and Records..................................................................  24
       3.13   Disclosure.........................................................................  24
       3.14   Power of Attorney..................................................................  24
       3.15   Net Worth..........................................................................  24
       3.16   Representations and Warranties True At Closing.....................................  24

Article 4  Covenants of Company and Shareholders.................................................  25
       4.1    Access and Information.............................................................  25
       4.2    Business as Usual..................................................................  25
       4.3    Contract Commitments...............................................................  25
       4.4    Indebtedness.......................................................................  25
       4.5    Credit.............................................................................  26
       4.6    Employee, Supplier, Customer Relations.............................................  26
       4.7    Inventories........................................................................  26
       4.8    Condition of Assets................................................................  26
       4.9    Dividends..........................................................................  26
       4.10   Amendment of Articles of Incorporation; By-Laws....................................  26
       4.11   Acquisition, Merger, Consolidation.................................................  26
       4.12   Power of Attorney..................................................................  26
       4.13   Violation of Law...................................................................  27
       4.14   Advances, Loans....................................................................  27
       4.15   Taxes..............................................................................  27
              (a)    Returns and Tax Responsibility..............................................  27
              (b)    Indemnification.............................................................  28
              (c)    Allocation of Benefits......................................................  28
              (d)    Audits......................................................................  29
              (e)    Cooperation.................................................................  29
              (f)    Affidavit Regarding Real Property Holding Corporation.......................  29
       4.16   Capital Expenditures...............................................................  29
       4.17   Capital Dispositions...............................................................  30
       4.18   Payment of Liabilities and Waiver of Claims........................................  30
       4.19   Existing Agreements................................................................  30
       4.20   Insurance..........................................................................  30
       4.21   Compensation.......................................................................  30
       4.22   Banking............................................................................  31
       4.23   Accounting.........................................................................  31
       4.24   Financial Information..............................................................  31
       4.25   Warranties and Representations.....................................................  31
       4.26   National Cooperative Bank Line of Credit...........................................  31
       4.27   Beneficial Supply Agreement........................................................  31
       4.28   Chuck LeFevre......................................................................  32
       4.29   Stock Appreciation Rights..........................................................  32
       4.30   Incorporation and Shareholders Agreement...........................................  32
       4.31   Requirements of Buyer's Bank.......................................................  32

       4.32   Completion of Schedules............................................................  32
       4.33   Maintenance of Inventory...........................................................  33

Article 5  Representations, Warranties and Covenants of Buyer....................................  33
       5.1    Organization, Standing and Qualification of Buyer..................................  33
       5.2    No Violation.......................................................................  33
       5.3    Legal Power and Authority to Enter Transaction.....................................  34
       5.4    Financing..........................................................................  34
       5.5    Security...........................................................................  34
       5.6    Representations and Warranties True At Closing.....................................  34

Article 6  Conditions Precedent to Buyer's Obligation to Close...................................  35
       6.1    Accuracy of Representations and Warranties.........................................  35
       6.2    Performance by Company and Shareholders............................................  35
       6.3    Documents and Certificates.........................................................  35
       6.4    No Adverse Change..................................................................  35
       6.5    Action or Proceeding...............................................................  36
       6.6    Company and Shareholder Corporate Approvals........................................  36
       6.7    Approval of Documentation..........................................................  36
       6.8    Shares.............................................................................  36
       6.9    Third Party Consents...............................................................  36
       6.10   Approval of Due Diligence Review...................................................  36
       6.11   Financing..........................................................................  37
       6.12   National Cooperative Bank Line of Credit...........................................  37
       6.13   Beneficial Supply Agreement........................................................  37
       6.14   Shareholder Loans..................................................................  37
       6.15   Net Worth..........................................................................  37


Article 7  Conditions Precedent to Company's and Shareholders' Obligation to
              Close..............................................................................  38
       7.1    Accuracy of Representations and Warranties.........................................  38
       7.2    Performance by Buyer...............................................................  38
       7.3    Documents and Certificates.........................................................  38
       7.4    Buyer Corporate Approval...........................................................  38
       7.5    Approval of Documentation..........................................................  39

Article 8  Closing...............................................................................  39
       8.1    Date, Time and Place...............................................................  39
       8.2    Obligations of Company and Shareholders............................................  39
       8.3    Obligations of Buyer...............................................................  41
       8.4    Cooperation After the Closing......................................................  42
       8.5    Extension of Closing Date..........................................................  42


Article 9  Indemnification.......................................................................  42
       9.1    Indemnification....................................................................  43
              (a)  Shareholder Indemnification...................................................  43
              (b)  Buyer Indemnification.........................................................  44
       9.2    Accounts Receivable................................................................  46
       9.3    Remedies...........................................................................  46

Article 10  Survival of Representations and Warranties...........................................  47
       10.1   Survival...........................................................................  47
       10.2   Specific Terms.....................................................................  47

Article 11  Confidentiality......................................................................  47

Article 12  Covenant Not to Compete..............................................................  47
       12.1   Covenants..........................................................................  47
       12.2   Payments...........................................................................  48
       12.3   Severability.......................................................................  48

Article 13  Announcements........................................................................  49

Article 14  Transactional Expenses...............................................................  49
       14.1   Expenses...........................................................................  49
       14.2   Taxes..............................................................................  49
       14.3   Closing Date Financial Statements..................................................  49

Article 15  Brokers' Fees and Other Parties' Compensation........................................  50
       15.1   No Broker..........................................................................  50
       15.2   Indemnification by Shareholders....................................................  50
       15.3   Indemnification by Buyer...........................................................  50

Article 16  Governing Law and Value..............................................................  50

Article 17  Notices..............................................................................  51

Article 18  Remedies.............................................................................  52
       18.1   Set-Off............................................................................  52
       18.2   Specific Performance...............................................................  53
       18.3   Recovery of Litigation Costs.......................................................  53

Article 19  Termination..........................................................................  53
       19.1   Company's and Shareholders' Termination Rights.....................................  53
       19.2   Buyer's Termination Rights.........................................................  54
       19.3   Mutual Agreement...................................................................  55

Article 20  Miscellaneous........................................................................  55
       20.1   Entire Agreement...................................................................  55
       20.2   Amendment..........................................................................  55

       20.3   Nonwaiver..........................................................................  55

       20.4   Assignment.........................................................................  56

       20.5   Counterparts.......................................................................  56

       20.6   Affiliated Persons.................................................................  56

       20.7   Number.............................................................................  56

       20.8   Gender.............................................................................  56

       20.9   Headings...........................................................................  56

       20.10  Severability of Invalid Provisions.................................................  57

       20.11  Definition of "Material"...........................................................  57

       20.12  Construction.......................................................................  57

       20.13  Glossary of Defined Terms..........................................................  57


EXHIBIT A      Nonnegotiable Promissory Note

EXHIBIT B      Security Agreement

EXHIBIT C      Subordination Agreement

EXHIBIT D      Affidavit Regarding Real Property Holding Corporation

EXHIBIT E      Management Consulting Agreement

EXHIBIT F-1    Opinion of Counsel for Company

EXHIBIT F-2    Opinion of Counsel for Shareholders

EXHIBIT F-3    Opinion of Counsel for Buyer

EXHIBIT G-1    NutraSource Secretary's Certificate

EXHIBIT G-2    Shareholder Secretary's Certificates

EXHIBIT H      Bring Down Certificate

EXHIBIT I      Estoppel Certificate

                           STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (the "Agreement"), made as of this 20th day of April, 1995, by and among Mountain Peoples' Warehouse, Inc., a California corporation ("Buyer"), NutraSource, Inc., a Washington corporation ("Company"), Wholesale Foods Co-Op, a Washington corporation ("Wholesale Foods"); Alaska Ventures, Inc., a Washington corporation ("Alaska Ventures"); Associated Cooperatives, Inc., a California corporation ("Associated Cooperatives"); Twin Pines Cooperative Foundation, a California corporation ("Twin Pines"); and Chuck LeFevre, a resident of the State of Washington ("LeFevre"). (Wholesale Foods, Alaska Ventures, Associated Cooperatives, Twin Pines and LeFevre are referred to collectively as "Shareholders".)

                                   RECITALS:

     A. Buyer, Company and Shareholders have entered into a non-binding letter of intent dated February 2, 1995 that describes the terms on which Buyer would purchase and Shareholders would sell all of the issued and outstanding shares of capital stock of Company (hereinafter referred to as the "Shares").

     B. Buyer is conducting a due diligence review of the finances, operations, sales and accounts of Company.

     C. Buyer desires to acquire the Shares from Shareholders, and Shareholders desire to sell the Shares to Buyer on the terms and conditions provided in this Agreement.

     D. Buyer's obligation to purchase the Shares is contingent on, among other things, Buyer's satisfaction with the results of its due diligence review and Buyer's ability to obtain financing for the purchase of the Shares on terms and conditions satisfactory to Buyer.

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                    ARTICLE 1  PURCHASE AND SALE OF SHARES

1.1  PURCHASE AND SALE

     Subject to the terms and conditions set forth in this Agreement, Shareholders agree to sell, convey, transfer, assign and deliver to Buyer all of the Shares owned by each Shareholder (which Shares are reflected on Schedule 3.2 hereto) at the Closing

(as hereafter defined in Section 8.1) free and clear of all liens, mortgages, pledges, encumbrances, agreements, claims, security interests, charges, taxes, equities, covenants, conditions or restrictions of any kind or nature whatsoever, and Buyer agrees to purchase and accept the Shares from Shareholders at the Closing.

1.2  PURCHASE PRICE

     The aggregate purchase price (hereinafter referred to as the "Purchase Price") for the Shares shall be Two Million Eight Hundred Eighteen Thousand Two Hundred Eighty-One Dollars ($ 2,818,281), subject to adjustment pursuant to the provisions of Section 2 hereof.

1.3  METHOD OF PAYMENT

     The Purchase Price shall be payable by Buyer to the Shareholders as follows:

     (a) One Million Nine Hundred Thousand Dollars ($ 1,900,000) of the Purchase Price shall be paid by wire transfer of immediately available funds at the Closing;

     (b) One Hundred Thousand Dollars ($100,000) of the Purchase Price shall be paid into an escrow account (the "Adjustment Fund") to be held by an escrow company mutually satisfactory to Buyer and Company pursuant to escrow instructions of Buyer, and paid to Shareholders or returned to Buyer as provided in Section 2.3, and

     (c) Eight Hundred Eighteen Thousand Two Hundred Eighty-One Dollars ($818,281), subject to adjustment as provided in Section 2 hereof, shall be paid by Buyer's nonnegotiable promissory note (hereinafter referred to as the "Note"), substantially in the form of Exhibit A attached hereto, at the Closing.
                                      ---------
The Note shall be secured by a security interest in and lien upon the tangible assets, inventory, receivables, and fixtures of: (i) Company in third position and subordinated to the lien of the bank ("Bank") providing financing to Buyer for the transactions contemplated in this Agreement and to the lien of the National Cooperative Bank, which secures the obligation of Company to National Cooperative Bank; and (ii) Buyer in second position and subordinated to the lien of Bank. The terms of the Note shall be as provided in Exhibit A. The security
                                                       ---------
interest and lien shall be evidenced by a Security Agreement substantially in the form of Exhibit B attached hereto (the "Security Agreement") and signed by
            ---------
Company, Shareholders, and Buyer. The subordination of the Note shall be evidenced by a Subordination Agreement substantially in the form of Exhibit C
                                                                    ---------
attached hereto (the "Subordination Agreement") and signed by Shareholders.

     ARTICLE 2 CLOSING DATE FINANCIAL STATEMENTS; PURCHASE PRICE ADJUSTMENTS

2.1  CLOSING DATE FINANCIAL STATEMENTS

     Within fourteen (14) days after the Closing, Shareholders shall cause to be prepared unaudited financial statements for Company dated as of May 20th, 1995. Such financial statements shall be prepared in accordance with the accounting principles and the policies used by Company for valuing its assets and liabilities applied on a basis consistent with the past practices of Company for statements to be used for internal purposes, and shall accurately present the financial condition of Company as of May 20th 1995. Buyer shall make the books and records of Company available to Shareholders as necessary for them to prepare such financial statements. Such financial statements shall be based on the books and records of Company. Shareholders shall make such financial statements available for review and comment by KMPG Peat Marwick LLP ("Peat Marwick"), Buyer's independent certified public accountants, and shall make such adjustments in such financial statements as are reasonably requested by Peat Marwick and approved by Deloitte and Touche. Peat Marwick's proposed adjustments, if any, shall be delivered together with Buyer's statement described in Section 2.2(b) to Shareholders within the period specified in said Section. Shareholders shall base the inventory category of such financial statements on the results of the Physical Inventory (as defined in Section 2.3). Such financial statements shall hereinafter be referred to as the "Closing Date Financial Statements."

2.2  PURCHASE PRICE ADJUSTMENT - NET WORTH

     (a) In the event that the total shareholders' equity of Company on the Closing Date Financial Statements, as adjusted pursuant to this Article II, is less than One Million Seven Hundred Fifty Thousand Dollars ($1,750,000), but is greater than or equal to One Million Six Hundred Fifty Thousand Dollars ($1,650,000), then the Purchase Price shall be reduced by the difference between One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) and the amount of the total shareholder's equity on the Closing Date (the "Net Worth Adjustment"). For example, if the total shareholders' equity of Company on the Closing Date is One Million Seven Hundred Twenty-Five Thousand Dollars ($1,725,000), the Purchase Price shall be reduced by the amount of Twenty-Five Thousand Dollars ($25,000). For purposes of this calculation: (i) the National Cooperative Bank stock held by Company and the capitalized costs of Company's software development activities shall be valued as presented on the Closing Date Financial Statements, so long as the valuations do not exceed One Hundred Twenty One Thousand Dollars ($121,000) and Two Hundred Forty-Three Dollars ($243,000), respectively; (ii) the equity of the Company on the Closing Date shall not be reduced by the amount of the Stock Appreciation Rights, in the approximate amount of Thirty One Thousand Two Hundred Seventy-One Dollars ($31,271) payable to certain employees of Company, the forgiveness of the LeFevre promissory note, or current-year LIFO adjustments to the inventory of Company;
(iii) the equity of the Company on the Closing Date shall not be increased by the amount of any tax refunds or credits included in the Closing Date Financial Statements which Buyer is obligated to pay to Shareholders pursuant to the terms of Section 4.15, and (iv) any Inventory Adjustment (as defined in Section 2.2 below) shall only be included in the calculation to the extent that such adjustment exceeds the amount of Two Hundred Thousand Dollars ($200,000). The Net Worth Adjustment shall be made by reducing the principal amount of the Note, which reduction shall be effective immediately upon written notice to Shareholders describing the amount of the reduction and signed by Buyer and LeFevre.

     (b) If Buyer believes that the total shareholders' equity of Company on the Closing Date should have been less that the amount set forth on the Closing Date Financial Statements, Buyer shall deliver to LeFevre no later than five (5) days after the end of the Adjustment Period (as defined in Section 2.3 below) a statement showing the proposed adjustments to the Closing Date Financial Statements and the reasons for such adjustments. LeFevre shall then have five
(5) days after receipt of the statement to notify Buyer of his approval of the adjustments, which approval shall not be unreasonably withheld. In the event that LeFevre does not approve any adjustments, LeFevre and Buyer shall meet and confer to resolve the disagreement. If LeFevre and Buyer have not reached agreement as to the amount of the additional Net Worth Adjustment within twenty
(20) days after Buyer delivered the aforementioned statement to LeFevre, then the amount in dispute shall be submitted to arbitration in accordance with the provisions of Section 2.3(b) below.

     (c) This Section 2.2 shall not restrict or impair in any respect any other rights or remedies of Buyer for breach of any warranty of the Shareholders contained in this Agreement, to the extent that the Net Worth Adjustment exceeds the amount of One Hundred Thousand Dollars ($100,000).

2.3  PURCHASE PRICE ADJUSTMENT - INVENTORY

     (a) At the end of the sixty (60) day period following the Closing Date (the "Adjustment Period"), Buyer shall be entitled to reduce the Purchase Price by the Inventory Adjustment (as defined immediately below) up to the amount of Two Hundred Thousand Dollars ($200,000). The reduction shall affect the payment of the Purchase Price as follows: The amount of the Inventory Adjustment up to and including One Hundred Thousand Dollars ($100,000) shall be released from the Adjustment Fund and returned to Buyer. The amount of the Inventory Adjustment in excess of One Hundred Thousand Dollars ($100,000) up to and including Two Hundred Thousand Dollars ($200,000) shall reduce the then outstanding principal amount of the Note. For purposes of this provision, the following definitions shall apply:

          (i) "Inventory Adjustment" means the sum of the Individual Inventory Adjustments.

          (ii) "Individual Inventory Adjustment" means (A) the cost of any item of Unsalable Inventory, plus (B) the gross profit which would be realized by Buyer if such item was salable in the ordinary course of business (i.e., such item was not Unsalable Inventory), less (C) the sales price of such item, or, if the item is not sold during the Adjustment Period, Buyer's reasonably anticipated sales price for such item, plus (D) the actual costs, or the reasonably anticipated costs, of transporting such item from Company's warehouse to Buyer's warehouse in Auburn, California, if, in Buyer's reasonable business judgment, it is necessary or appropriate to transport the item to its Auburn warehouse for distribution outside of the territory of Company. Any such transportation costs shall be calculated at the rate of Four Cents ($.04) per pound of inventory transported.

          (iii) "Unsalable Inventory" means any item of inventory of Company ordered by Company prior to the Closing Date that Buyer has determined is unsalable in the ordinary course of business or must be discounted in order that it may be sold, in excess of the amount of Twelve Thousand Dollars ($12,000) of sales of Unsalable Inventory. Unsalable Inventory includes, without limitation, Discontinued, Short-Dated, Changed Package, and Excess inventory.

                 (A) "Discontinued" inventory means inventory whose sale, on or prior to the Closing Date, has been discontinued by the vendor thereof, or the discontinuance of which by the vendor is pending, or whose sale has been discontinued by Company.

                 (B) "Short-dated" inventory means inventory having an expiration date which is fewer than a set number of days after the Closing Date, as follows: dry products, frozen products, health and beauty aids, and supplements that on the Closing Date have 30 days or less remaining before expiration; and chill products that on the Closing Date have 9 days or less remaining before expiration.

                 (C) "Changed Package" inventory means inventory whose label or packaging has been changed by the vendor prior to the Closing Date.

                 (D) "Excess" inventory means inventory of which at Closing there is more than a six-month supply of the particular item based on the sales of such item during the six most recent four-week accounting periods prior to Closing. The sixth four-week accounting period ended on May 20th 1995.

                 (E) The Inventory Adjustment shall also include a reduction of the Purchase Price by the aggregate amount of any accounts receivables adjustments, made by Buyer during the Adjustment Period, to the Company's accounts receivable, which arise from the Company's shipment prior to the Closing of any non-conforming, spoiled, outdated, shorted or otherwise unacceptable merchandise, to the extent that the amount of such adjustments exceeds any amount reserved therefor on the Closing Date Financial Statements up to the amount of Fifteen Thousand Dollars ($15,000).

Buyer shall use its commercially reasonable efforts to sell any Unsalable Inventory, but shall not be obligated to do so if the sale of such products at a discount would interfere with, adversely affect or diminish the sale of new products in the ordinary course of Buyer's or Company's business. Buyer shall be entitled to discount any Excess inventory that is not reasonably likely to be sold within six (6) months after Closing.

     (b) If Buyer wishes to reduce the Purchase Price due to the Inventory Adjustment, Buyer shall deliver to LeFevre within five (5) days after the end of the Adjustment Period a statement listing the Unsalable Inventory by item, the proposed adjustments relating to such inventory, the amount of the proposed adjustments to the accounts receivable and the reasons for the adjustments to the accounts receivable. LeFevre shall then have five (5) days after receipt of the statement to notify Buyer of his approval of the adjustments, which approval shall not be unreasonably withheld. In the event that LeFevre does not approve any adjustments, LeFevre and Buyer shall meet and confer to resolve the disagreement. If LeFevre and Buyer have not reached agreement as to the amount of the Inventory Adjustment within twenty (20) days after Buyer delivered the aforementioned statement to LeFevre, then:

          (i) Buyer shall direct the escrow agent to disburse the amount of the Inventory Adjustment which are not in dispute in accordance with Section 2.3(c).

          (ii) Buyer and Shareholders shall submit the amount of the Inventory Adjustment in dispute to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Seattle, Washington. The determination of the arbitrator shall be based on customary industry practices in the State of Washington and shall be conclusive and binding upon the parties. The parties shall use their best efforts to cause the arbitrator to make such determination within thirty (30) days after the arbitrator is appointed. Each party, Buyer, on the one hand, and Shareholders, on the other, shall bear the expense of its own counsel in such proceedings. The fees and expenses of the arbitrator and the American Arbitration Association shall be shared equally by Buyer, on the one hand, and Shareholders, on the other hand.

     (c) The amount of the Inventory Adjustment so approved shall be paid from the Adjustment Fund to Buyer. The balance of the Adjustment Fund shall be paid to the Shareholders.

     (d) This Section 2.3 shall not restrict or impair in any respect any other rights or remedies of Buyer for breach of any warranty of the Shareholders contained in this Agreement, to the extent that the Inventory Adjustment exceeds the amount of Two Hundred Thousand Dollars ($200,000).

2.4  PHYSICAL INVENTORIES AND REVIEW

     (a) For purposes of preparing the Closing Date Financial Statements, Company shall conduct a physical inventory (the "Physical Inventory") of all inventory held by Company during May 19 and/or 20, 1995, or, in the event the Closing occurs subsequent to May 22, 1995, at such other time mutually agreed to by Company and Buyer. Company shall allow Buyer and its representatives to be present when the physical inventory is taken and to conduct their own examination of the inventory. Company shall prepare and deliver to Buyer at the Closing a schedule of inventory, as described in Schedule 3 .6(c)(ii) reflecting the results of the physical inventory.

     (b) Company and Shareholders shall allow Bank and/or Peat Marwick, during the week of April 25, 1995, and at any time thereafter, to observe a physical inventory of all merchandise and real and personal property of Company, and have access to all books, records, accounts and files of Company (including, without limitation, accounts receivable and accounts payable) that Bank and/or Peat Marwick may reasonably require. Company shall cooperate with Bank and Peat Marwick, and shall make its senior executives available to answer any questions they ask.

     ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHAREHOLDERS

Company and Shareholders jointly and severally represent, warrant and covenant as follows:

3.1  ORGANIZATION, STANDING AND QUALIFICATION OF COMPANY

     Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, and has all necessary corporate powers, governmental qualifications and authorizations to own its assets and to operate its business in each jurisdiction in which such assets are now owned and such business is now operated by it, all of such jurisdictions being listed on Schedule 3.1. Company has furnished to Buyer a true and complete copy of Company's Articles of Incorporation, certified by the Secretary of the Company, and Bylaws as amended to date and a Certificate of Good Standing from the Secretary of State of Washington, not earlier than ten (10) days prior to the date hereof.

3.2  CAPITALIZATION AND STOCK OF COMPANY

     The authorized capital stock of Company consists of fifteen million (15,000,000) shares of capital stock, Ten Cents ($.10) par value each, of which seven million, seven hundred seventy-seven thousand seven hundred and seventy-eight (7,777,778) shares are currently issued and outstanding. All shares of issued and outstanding common stock of Company are owned by Shareholders and are validly issued, fully paid (other than the 777,778 shares held by LeFevre) and nonassessable. There are no shares of preferred stock issued or outstanding. Other than the restrictions imposed upon, and the rights granted to, the Shareholders by the Incorporation and Shareholders' Agreement dated March 4, 1991, Shareholders' shares are owned free and clear of all liens, mortgages, pledges, encumbrances, agreements, claims, security interests, charges, taxes, equities, covenants, conditions or restrictions of any kind or nature whatsoever. There are no existing contracts, subscriptions, calls, options, warrants, convertible securities, obligations or other agreements or commitments of Company or Shareholders, directly or indirectly, involving the authorization or issuance by Company of any additional shares of the capital stock of Company, or the transfer from treasury of any additional shares of its capital stock, or any obligation convertible into any such additional shares, or entitling the holder thereof to subscribe for, purchase or receive any such additional shares. The holders of all the issued and outstanding stock of Company and the number and percentage of shares held by each person, corporation, company, partnership, sole proprietorship, trust or other entity are listed in Schedule 3.2. The accuracy of the information disclosed on Schedule 3.2 shall be certified by the President of Company and Shareholders in writing at the Closing. From the date hereof until the Closing, Company shall not, and Shareholders shall not permit Company to, issue any additional shares.

3.3  SUBSIDIARIES

     Company does not, and from the date hereof until the Closing shall not, own or control, directly or indirectly, in whole or in part, any other corporation, association, partnership, joint venture or other business association or entity, or any stock or ownership interest therein.

3.4  FINANCIAL STATEMENTS

     (a) Company and Shareholders have delivered to Buyer copies of the following financial statements of Company: (i) Statements of Income and Retained Earnings; (ii) Balance Sheets; and (iii) Statements of Changes in Financial Position; each as at the end of Company's three fiscal years ending on January 2, 1993 through December 31, 1994, inclusive, each certified by Deloitte & Touche, Certified Public Accountants, as being accurate without exception or qualification (the "Audited Statements"). Company and Shareholders have also delivered to Buyer copies of the following financial statements of Company: (i) Statements of Income and Retained

Earnings; (ii) Balance Sheets; (iii) Statements of Changes in Financial Position; each as at November 5, 1994 (collectively, the "November 1994 Statements"); (iv) Statements of Income and Retained Earnings; (v) Balance Sheets; and (vi) Statements of Changes in Financial Position; each as at May 20, 1995 (collectively, the "May 20, 1995 Statements"). Company and Shareholders will also deliver to Buyer the Closing Date Financial Statements, as provided in
Section 2.1 above. (The Audited Statements, November 1994 Statements, May 20, 1995 Statements, and Closing Date Financial Statements are referred to collectively as the "Financial Statements" and individually as a "Financial Statement.")

     (b) The Financial Statements are complete, true and correct, have been prepared in conformity with generally accepted accounting principles applied on a basis consistent in all material respects with that of the preceding year or period, other than the November 1994 and May 20, 1995 statements, which were not prepared in accordance with generally accepted accounting principles, but were prepared in a manner consistent with the past practices of Company for statements to be used for internal purposes, and in all material respects fairly present the assets, liabilities and financial position of the Company as at the date of such Financial Statements. Inventory values are stated at cost. The December statements determine cost by the LIFO method; the November 1994 and May 20, 1995 Statements do not contain a current year LIFO adjustment. The Financial Statements present fairly the financial condition of Company as at the dates stated and the operation of Company for the periods stated. The inventory of Company as reflected in the Financial Statements was owned by it on the date thereof and was of good and salable quality. Neither Company nor shareholders have any information or reasonable grounds to believe that such inventory will not be as salable after the Closing Date as it was on December 31, 1994 and on the Closing Date. All of the fixed assets reflected in the December 31, 1994 Balance Sheet are, on the date hereof, and all of the fixed assets reflected in the Closing Date Financial Statements will be, on the Closing Date, in existence and, except for trucks or automobiles while in use or other items rented or leased to customers, are and will be in the possession of Company and located at the Company's warehouse listed on Schedule 3.4.

     (c) With the exception of matters disclosed in this Agreement or any exhibit or schedule delivered pursuant hereto, there is no liability or obligation of Company whatsoever, liquidated or unliquidated, actual or contingent, criminal or civil, whether or not covered by insurance, for which adequate provision has not been made in the Financial Statements. For the purpose of this Agreement, the obligations or liabilities referred to above shall include, without limitation, any claim which may be made against Company for a refund of all or any part of the purchase price or rental or lease fee paid for products sold, rented or leased by it, or for damages for loss or injury suffered, which is based on negligence or a breach or an alleged breach by Company of any express or implied obligation or duty imposed upon it as a vendor or lessor of products, or any claim which may be made against Company for any penalties or other relief under the provisions of any federal, state or local law, statute, regulation, rule, ordinance, code or standard.

3.5  TAX RETURNS, AUDITS AND LIABILITIES

     (a) Shareholders and Company have: (i) timely filed in accordance with all applicable laws, all material returns, statements, reports, estimates, declarations and forms (hereinafter referred to collectively as the "Returns") required to be filed by them on or before the Closing Date with respect to any Taxes (as defined in Section 3.5(b) hereof); (ii) paid all Taxes shown to have become due pursuant to such Returns; and (iii) paid all Taxes for which a notice of, or assessment or demand for, payment has been received or which are otherwise due and payable. All such Returns are true and correct in all material respects and reflected as of the time of filing the facts regarding the income, business, assets, operations, activities and status of Company and any other information required to be shown therein. Correct and complete copies of: (i) federal income tax returns for Company and (ii) state and local income and other tax returns of Company for each of the three years ended January 2, 1993, through December 31, 1994, have heretofore been delivered or made available to Buyer. Except as set forth in Schedule 3.5, (A) there is no action, suit, proceeding, investigation, audit, claim or assessment pending or proposed with respect to Taxes with respect to any Return; (B) all amounts required to be collected or withheld by Company with respect to Taxes have been duly collected or withheld and any such amounts that are required to be remitted to any taxing authority have been duly remitted; (C) no extension of time within which to file any Return has been requested which Return has not been filed; (D) there are no security interests for federal or state Taxes upon the assets off Company; (E) there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Return which remains in effect; (F) there are no tax rulings, requests for rulings, or closing agreements relating to Company which could affect its liability for Taxes for any period after the Closing Date; (G) all federal, state and local income tax returns of Company with respect to taxable periods through the year ended December 31, 1991 are Returns with respect to which the applicable statute of limitations has expired without extension or waiver; (H) no power of attorney has been granted by Shareholders or Company with respect to any matter relating to Taxes of Company which is currently in force; (I) no property of Company is property that Company is required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended (hereinafter referred to as the "Code") prior to its amendment by the Tax Reform Act of 1986 or is "tax exempt use property" within the meaning of Section 168(h) of the Code; (J) Company has not filed any consent under
Section 341(f) of the Code or any comparable provision of state revenue statutes; and (K) Company has not participated in or cooperated in any international boycott, within the meaning of Section 999 of the Code, nor has Company had operations which are or may hereafter become reportable under
Section 999 of the Code. The accruals for deferred federal income taxes reflected in the December 31, 1994 Balance Sheet are adequate to cover any deferred federal income tax liability of Company determined in accordance with generally accepted accounting principles through the date thereof. All Taxes as to which Company may be liable which relate to periods ending on or before the Closing Date have been, or on the Closing Date will be, adequately accrued or reserved against on the Closing Date Financial Statements.

     (b) For purposes of this Agreement, except as otherwise expressly provided, unless the context otherwise requires:

          (i) "Income Taxes" shall mean any federal, state, local or foreign income, franchise or similar Tax and in each instance any interest, penalties or additions to tax attributable to such Tax; and

          (ii) "Tax" or "Taxes" shall mean taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including, without limitation, income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other government taxes imposed or payable to the United States, or any state, county, local or foreign government or subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax.

3.6  SCHEDULES

Shareholders and Company have delivered, or will deliver at least ten (10) days prior to the Closing Date, to Buyer the following schedules, certified to be true, complete and accurate by Shareholders and the President of Company:

     (A)  REAL PROPERTY

          Schedule 3.6(a) is a complete list showing the location of all land, easements, rights-of-way, plants, warehouses, office buildings, stores and other buildings and real property owned, rented, leased or occupied by Company.
Schedule 3.6(a) contains a brief description of such properties and their locations. As to each property owned by Company, Schedule 3.6(a) lists the date Company acquired each such property; each mortgage, lien and encumbrance on such property; the holder of each such mortgage, lien or encumbrance; the amount and repayment terms of the underlying debt which such mortgage, lien or encumbrance secures; and each occupant of such property. As to each property rented or leased by Company, Schedule 3.6(a) lists the location and a brief description of the property; the name and address of lessor; the date and term of such lease; renewal and purchase options; and the rent payable under the lease. Schedule 3.6(a) also identifies all notices or claims made by governmental authorities of any violations of any applicable law, statute, ordinance, code, rule, regulation or standard relating to any building owned, rented, leased, occupied or used by Company or the operations of Company conducted therein and received by Company. All buildings, fixtures, mechanical systems (including electrical, plumbing and heating), and roof and structural systems of facilities shown in Schedule 3.6(a) are in good condition and repair. Company has delivered to Buyer a preliminary report of title (dated not earlier than ten (10) days prior to delivery) on each parcel of real estate listed in
Schedule 3.6(a) which is owned by Company, or by Shareholders or any person or entity affiliated with Shareholders or Company (as hereafter defined in Section 20.6) and used by Company or in the conduct of its business, made through the offices of a nationally recognized title insurance company. The information contained in such report shall be deemed to be incorporated into Schedule 3.6(a). Title to each such parcel shall be subject only to the matters and exceptions set forth in said title policy and to such other matters as are set forth in Schedule 3.6(a); provided, however, that: (i) such matters and exceptions do not render title unmarketable; and (ii) Company and Shareholders shall be obligated to cure any defects in title requested to be cured by Buyer.

     (B)  AGREEMENTS AND CONTRACTS

          Schedule 3.6(b) is a complete list of all contracts and agreements, written or oral, including, without limitation, sales agreements, purchase agreements, mortgages, guarantees, security agreements (including, without limitation, Uniform Commercial Code financing statements), loan agreements, and leases of real or personal property to which Company is a party which (i) involve annual payments of $25,000 or more, (ii) involve total payments of $100,000 or more, or (iii) extend for more than six months. Schedule 3.6(b) specifies the type of agreement; a general description of the subject matter; the term and effective date; the dollar value; and the names and addresses of the parties to such agreements. The agreements listed in Schedule 3.6(b) are valid and binding upon the parties thereto and enforceable in accordance with their terms. Except as indicated in Schedule 3.6(b), each of the parties to each agreement listed therein has complied with and is complying with all the provisions thereof and is not in default under any provision thereof, and no party to any such agreement has given notice to any other party thereto contending that the latter is in default or has otherwise failed to perform thereunder. Except as disclosed in Schedule 3.6(b), neither this Agreement nor consummation of the transactions contemplated hereby shall result in a default under or breach of, or require the consent or approval of any party to, any agreement listed in Schedule 3.6(b).

     (C)  PERSONAL PROPERTY AND INVENTORY

          (i) Schedule 3.6(c)(i) lists each item of material tangible personal property owned, rented, leased or used by Company; the quantity of each item and the location of such personal property; and where applicable, the serial number of each item of personal property. Schedule 3.6(c)(i) also lists separately each automobile, truck or other automotive equipment owned, rented, leased or used by Company. As to each item of personal property owned by Company, Schedule 3.6(c)(i) lists the date such property was purchased, the net book value thereof and whether or not such property is subject to a lien, encumbrance, title retention or security arrangement. As to each such item of personal property subject to a lien, encumbrance, title retention or security arrangement,
Schedule 3 .6(c)(i) identifies the holder and nature thereof and the amount and repayment terms of the underlying debt which such lien, encumbrance, title retention or security arrangement secures. With regard to each item of personal property rented or leased by Company, Schedule 3.6(c)(i) identifies the party from whom such property is rented or leased, the date and term of the lease or rental agreement, the amount of rent payable and any renewal and purchase options. Except as set forth in Schedule 3.6(c)(i), no personal property used by Company in connection with its business is held under any lease, conditional sale contract, installment sale contract or other lien, encumbrance, title retention or security arrangement, or is located at a place not in the possession of Company. Each item of personal property identified in Schedule 3.6(c)(i) is in good working condition and is in a good state of maintenance and repair. For purposes of this Section 3.6(c)(i) only, "material" shall be deemed to mean having an original cost of Ten Thousand Dollars ($10,000) or more.

          (ii) Schedule 3.6(ii) lists each item of inventory held by Company, the quantity of each item and the date of delivery of such item to Company's warehouse. The inventories of merchandise shown on the Financial Statements consist of items of a quality and quantity usable and saleable in the ordinary course of business, and obsolete, discontinued, and out-of-date items, all of which have been written down on the books of Company to net realizable market value, or have been provided for by adequate reserves. All items included in the inventories are property of Company, except for sales made in the ordinary course of business since the date of the applicable Financial Statement. The inventories shown on the balance sheet included in the Closing Date Financial Statements are based on quantities determined from the Physical Inventory.

     (D)  ACCOUNTS RECEIVABLE

          Schedule 3.6(d) lists the accounts receivable of Company, including the name of each account; the account number; the invoice number and date; payment terms; and the age of each such account on the basis of 30, 45, and 60 days and over, from the due date of the original invoice. Each such account receivable listed arose from valid sales or rentals in the ordinary course of business and is collectible. Except as reflected in Schedule 3.6(d), no refunds, reimbursements, discounts or other adjustments are payable by Company with respect to any of its accounts receivable. Neither Company nor Shareholders know, or have any reasonable grounds to know, of any defenses, rights of set off, recoupment, assignments, pledges, liens, encumbrances, claims, equities or conditions enforceable by third parties with respect to or affecting the accounts receivable of Company.

     (E)  LIABILITIES AND ACCOUNTS PAYABLE

          Schedule 3.6(e) lists each liability of Company, whether absolute or contingent. As to each such liability, Schedule 3.6(e) indicates the nature of the liability; the name and address of each creditor or claimant; the primary obligor with respect to any contingent liability; the dollar amount of the liability; the terms of payment; and identification of any assets given as security for such liability. Schedule 3.6(e) separately lists each account payable of Company. As to each such account payable, Schedule 3.6(e) indicates the name and address of each creditor; the invoice number and date; the dollar amount of the liability; the terms of payment; the nature of the liability; identification of any assets given as security for such liability; and the age of each account on the basis of 30, 60, and 90 days and over, from the date of original invoice and any credits to which Company is entitled. The liabilities and accounts payable arose from valid purchases or obligations of Company in the ordinary course of Company's business and, except as set forth on Schedule 3.6(e), none of the accounts payable are owed or payable to Shareholders or any person or entity affiliated with Company or Shareholders. Neither Company nor Shareholders know, or have any reasonable grounds to know, of any basis for the assertion against Company of any liability of any nature not set forth in
Schedule 3.6(e).

     (F)  INTANGIBLE PROPERTY

          Schedule 3.6(f) lists all patents, trademarks, trade names, service marks, and applications therefor and all copyrights owned by Company and all patent, trademark and service mark licenses to which Company is a party. Company owns or possesses adequate licenses or other rights to use all patents, trademarks, trade names, service marks and copyrights used in the conduct of its business as now operated. Schedule 3.6(f) lists each registration, application, license or other agreement to which Company is a party with respect to the use of any trademark, trade name, service mark, copyright or patent and the expiration date of such registration or license. Neither Company nor Shareholders know, or have any reasonable grounds to know, of any claims asserted by third parties with respect to such rights. Company possesses all necessary franchises and licenses for the conduct of its business.

     (G)  INSURANCE

          Schedule 3.6(g) lists all insurance coverage of Company in effect, including, without limitation, public liability, property damage and product liability insurance and worker's compensation coverage. As to each type of insurance coverage, Schedule 3.6(g) lists the nature of such coverage; the insurer; the policy number; the limits of coverage; all named insureds; the annual premium thereof; and the expiration date. Each policy of insurance listed in Schedule 3.6(g) is in full force and effect and no notice of cancellation has been given to or received by Company or Shareholders with respect to any of said policies. Neither Company nor Shareholders know, or have any reasonable grounds to know, of any condition existing in violation of the terms of such policies or worker's compensation coverage or of any conditions of default existing with respect to such policies or to said worker's compensation coverage. At least five (5) days prior to Closing, Company shall make available to Buyer for review the original of each policy listed in Schedule 3.6(g).

     (H)  EMPLOYMENT MATTERS

          Schedule 3.6(h) sets forth a list of:

          (i) the total annual compensation for the previous and current calendar year of all directors, officers, employees and agents employed by Company on the basis of wage or salary, indicating each present or former director, officer, employee or agent who received or who is entitled to, or may become entitled to, bonuses, deferred compensation, profit-sharing, pension, retirement, or other compensation benefits pursuant to agreements, arrangements and practices of Company for the payment thereof, and the amounts thereof;

          (ii) all pension, retirement, profit-sharing, savings, bonus, deferred compensation, incentive compensation, hospitalization, medical, life and disability insurance, vacation, termination, stock option, stock appreciation rights and other similar plans in effect which provide benefits to present and past directors, officers and employees of Company. With respect to each such plan, Schedule 3.6(h) lists the name and a brief description of the plan; the administrator of the plan; the directors, officers, and employees covered by the plan; the eligibility requirements and the benefits provided by the plan;

          (iii) all collective bargaining agreements or other contracts with labor unions to which Company is a party. With respect to each such collective bargaining agreement or contract, Schedule 3.6(h) identifies the name of the union and the local unit; a brief description of the agreement; the employees covered; and the date and term of the agreement; and

          (iv) all employment/consultant contracts with individuals in effect. With respect to each such contract, Schedule 3.6(h) identifies the parties to the agreement; the title of the parties; a brief description of the agreement, including, without limitation, the duties of the employee/consultant and the compensation to be paid; the date and term of the agreement; and any options to renew.

          (v) all stock appreciation rights ("SARs") in Company, together with the names of the individuals to whom such rights have been granted and the amount owed to each such individual for his SAR. Each SAR may be cancelled and the individual having an interest therein will have no other rights thereunder upon payment to such individual of the amount set forth on Schedule 3.6(h).

     Company is in compliance with all federal, state and local laws, statutes, ordinances, rules, regulations, codes and orders relating to conditions of employment, and neither Company nor Shareholders have any knowledge, nor have any reasonable grounds to anticipate, any labor dispute. Company has not incurred any liability for any arrearages of wages or other payments in respect of employment and has made all contributions to employee benefit plans required by such plans to be made on or before the date hereof. Except as set forth in
Schedule 3.6(h), Company does not maintain or contribute to any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, including regulations and published interpretations thereunder (hereinafter collectively referred to as "ERISA"). Each such plan listed in Schedule 3.6(h) as in compliance with the provisions of ERISA and each such plan which is intended to be a tax qualified plan under
Section 401(a) of the Code has been determined to be "qualified" within the meaning of Code Section 401(a). Each Voluntary Employee Benefit Association, which is intended to implement any Company plan has received a favorable ruling or determination letter as to its tax status. No reportable event within the meaning of Title IV of ERISA has occurred or is continuing with respect to any such plan; and no prohibited transaction within the meaning of Title I of ERISA has occurred with respect to any such plan. Company has not contributed to or withdrawn during the last five years from any "Multi-Employer Plan" as defined in Section 3(37) of ERISA. Any group health plan within the meaning of Code
Section 162(i)(3) has complied in all respects with the continuation coverage requirements of Code Section 162(k). Company has no contract, agreement, plan or arrangement covering an employee or former employee individually or collectively that could result in the payment of an "excess parachute payment" within the meaning of Code Section 280G. All liabilities and expenses with respect to benefits applicable to employees of Company accrued prior to the Closing Date under any plan have or shall have been paid for or provided for in the Closing Date Financial Statements. Shareholders represent and warrant that, except as provided in Sections 4.29(b) and 4.31, the transactions contemplated by this Agreement will not cause Buyer or Company to incur any liability, obligation or expense whatsoever with respect to benefits applicable to employees of Company which accrued prior to the Closing under any plan.

     (I)  CLAIMS, INVESTIGATIONS AND LITIGATION

          Schedule 3.6(i) lists all material claims, litigation, arbitration, governmental proceedings, investigations and audits, and any other actions (collectively, "Actions"), by or against Company arising from transactions and occurrences after January 1, 1992, and all Actions, whenever arising, which are still pending, involving Company or any current or former director, officer, employee or agent of Company or any property of, or product or service sold, rented, leased or provided by Company. Schedule 3.6(i) lists each judgment, order, writ, injunction and decree of any federal, state or local court or governmental authority to which Company is a party or by which it is bound or which relates to any of the Shares to be delivered by Shareholders hereunder or any other shares of capital stock of the Company. As to each such Action,
Schedule 3.6(i) lists the date such Action was instituted; the type of proceeding; the identity of the claimant or investigating agency; a brief description of the matter; the damages claimed or relief sought; and the outcome or status of the matter. Except as set forth in Schedule 3.6(i), there are no material Actions pending to which Company is a party (as plaintiff, defendant or otherwise) or which relate to any of the Shares to be delivered by the Shareholders hereunder or any other shares of capital stock of Company. Neither Company nor Shareholders have reasonable grounds to anticipate the filing or receipt or assertion of any other claim or the commencement of any other Action by or against, or investigation of, Company or involving the assets of Company or the Shares, except as set forth in Schedule 3.6(i).

     (J)  BANK ACCOUNTS

          Schedule 3.6(j) lists the name and location of each bank or other institution in which Company has a bank account, instrument of deposit or safe deposit box, indicating the nature of the account and the names of all persons authorized to draw thereon or who have access thereto.

     (K)  DIRECTORS AND OFFICERS

          Schedule 3.6(k) lists the officers and directors of Company in office as of the date hereof.

     (L)  CHANGED CONDITIONS

          Except as listed in Schedule 3.6(l), since November 5, 1994, the business of Company has been conducted in substantially the same manner as theretofore and there has not been any:

          (i) transaction by company except in the ordinary course of business as conducted on that date;

          (ii)    capital expenditure by Company exceeding $10,000;

          (iii) material change in the condition (financial or otherwise) of the liabilities, assets, equity, properties, business, or prospects of Company;

          (iv) damage to, or destruction or loss of, any of the properties or other items carried in the accounts of Company (whether or not covered by insurance), any claim received by Company and not included in Schedule 3.6(l) delivered hereunder alleging that any personal injury (including, without limitation, death) suffered by any third party or any property damage or economic loss to any third party (whether or not covered by insurance) was caused by Company or any of its directors, officers, employees or agents, or any incident which the Company or Shareholders have reasonable grounds to believe may give rise to such claims;

          (v) labor dispute, or other similar event or condition of any character, materially or adversely affecting the financial condition, business, assets, or prospects of Company;

          (vi) change in business or accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by Company;

          (vii)   revaluation by Company of any of its assets;

          (viii) declaration, setting aside, or payment of a dividend or other distribution with respect to the capital stock of Company, or any direct or indirect redemption, purchase, or other acquisition by Company of any of its shares of capital stock, or any stock split, stock dividend, reclassification, exchange or recapitalization (or any agreement with respect thereto);

          (ix) incurrence of any obligation to make any payment to, or entry into any transaction of any nature with, any director, officer, employee or stockholder of Company in any capacity;

          (x) increase in the salary or other compensation (including any bonuses, profit sharing or deferred compensation) paid, payable or to become payable by Company to any of its officers, directors or employees or to any class or group of its officers, directors or employees, or declaration, payment, or commitment or obligation of any kind for the payment, by Company, of a bonus, profit sharing, deferred compensation or other additional salary or compensation to any such person, class or group;

          (xi) lease, sale or transfer of any tangible or intangible asset of Company, except in the ordinary course of business;

          (xii) entry into, or amendment or termination of, any contract, agreement, or license, except in the ordinary course of business;

          (xiii) loan by Company to any person or entity, or guaranty by Company of any loan;

          (xiv) mortgage, pledge, or other lien or encumbrance of any asset or property of Company;

          (xv) creation or incurrence of any obligation or liability, except those incurred: (1) in the ordinary course of business; (2) pursuant to existing contracts; or (3) as a result of personal injuries or property damage or other circumstances beyond Company's control;

          (xvi) waiver or release of any right or claim of Company, except in the ordinary course of business;

          (xvii) to the best knowledge of Company and Shareholders, other event or condition of any character that has, or might reasonably have, a material and adverse effect on the financial condition, business, assets, or prospects of Company;

          (xviii) authorization, issuance, sale or conversion (or any agreement with respect thereto) of any shares of Company's capital stock of any class, or of any other of its securities;

          (xix)   amendment of Company's Articles of Incorporation or By-Laws;
or

          (xx) agreement by Company to do any of the things described in the preceding clauses (i) through (xix).

     (M)  SHAREHOLDER, OFFICER, DIRECTOR AGREEMENTS

          Schedule 3.6(m) is a complete list of all contracts, agreements, commitments, leases, instruments, debts, or obligations, oral or written, between Company and any of its shareholders, officers, directors or employees (or any other person affiliated with such persons or Company). Schedule 3.6(m) indicates the parties; their relationship to Company; a general description of the subject matter; the effective date; and the term and dollar value of each agreement listed.

     (N)  ENVIRONMENTAL MATTERS

          Schedule 3.6(n) lists any and all claims, suits, actions or proceedings (including government investigations and audits) now pending relating to the release, discharge or emission of any Hazardous Substances (as defined below), or to the generation, treatment, storage or disposal of any Hazardous Substances, resulting from the operation of Company, or present on or under any real property owned or leased by Company, or otherwise relating to the protection of the environment. Schedule 3.6(n) also lists, for the entire period of operation of Company, any and all claims, suits, actions or proceedings (including governmental investigations and audits) relating to the release, discharge or emission of any Hazardous Substances, or to the generation, treatment, storage or disposal of any Hazardous Substances, resulting from the operation of Company, or otherwise relating to the protection of the environment, and the disposition of each such claim, suit, action or proceeding. With respect to each such pending or prior matter, Schedule 3.6(n) lists the date of the claim, suit, action or proceeding (including governmental investigation and audits); the claimant or investigating agency; the nature and a brief description of the matter; the damages claimed or relief sought; and the status or outcome of the matter. Except as set forth in Schedule 3.6(n), there are no claims, lawsuits, actions, or proceedings (including governmental investigations and audits), asserted or threatened, relating to environmental matters of the types specified in this Section 3.6(n) or otherwise, to which Company is a party. Buyer may conduct an on-site inspection and review of the environmental aspects of the operations of Company. Company shall cooperate fully with Buyer during any such inspection and review.

     Except as listed on Schedule 3.6(n), Company has not used, stored, disposed of, handled, transported, discharged or generated any Hazardous Substances in the conduct of its business or in, on, to, under, from or about any properties owned or leased by Company. As used in this Agreement, the term "Hazardous Substances" shall mean hazardous wastes, hazardous chemicals, flammable or explosive materials, radioactive materials, toxic materials or related materials (whether potentially injurious to persons or property and whether potentially injurious by themselves or in combination with other materials), including, but not limited to, any waste, chemical, substance or material now determined by any federal, state or local governmental agency or authority having jurisdiction to be hazardous to human health or the environment or which is regulated by such agency or authority (including, but not limited to, those materials listed in the United States Department of Transportation Hazardous Materials Table [49 CFR 172.101] as amended from time to time). As used in this Agreement, the term "Environmental Laws" shall mean any and all present and future federal, state and local laws (whether under common law, statute, rule, regulation or otherwise), requirements under permits issued with respect thereto, and other requirements of governmental authorities relating to the environment or to any Hazardous Substance (including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42

U.S.C. (9601, et seq.) as heretofore amended from time to time. Company has
              -- ---
complied, and is in compliance, with all Environmental Laws.

     (O)  LICENSES AND PERMITS

          Schedule 3.6(o) lists all governmental licenses, permits and authorizations which are held or used by Company. With respect to each such license, permit or authorization, Schedule 3.6(o) contains a brief description of the license, permit or authorization; the identity of the issuing agency or authority; the license or permit number; and the expiration date of each such license, permit or authorization. Such licenses, permits and authorizations are the only governmental licenses, permits and authorizations currently required by Company for the operation of its business and all such licenses, permits and authorizations are in effect as of the date hereof. Neither Company nor Shareholders are aware of any reason why Buyer should not be able to obtain or renew all of such licenses, permits and authorizations upon proper submission by Buyer of applications therefor to appropriate governmental bodies, authorities or agencies, nor are Company or Shareholders aware of any circumstances relating to Buyer's ownership or use of the assets to be acquired hereunder in the same manner as Company has owned and used the same which would require Buyer to obtain any governmental license, permit or authorization in addition to the licenses, permits and authorizations disclosed on Schedule 3.6(o). Company has complied with all conditions or requirements imposed by the licenses, permits and authorizations described on Schedule 3.6(o) and Company has not received any notice of, nor has it reason to believe, that any appropriate authority intends to cancel or terminate any of such licenses, permits or authorizations or that valid grounds for such cancellation or termination currently exist.

     (P)  VENDORS, CUSTOMERS AND BROKERS

          (i) Schedule 3.6(p)(i) hereto lists (the "Customer List") (i) all customers of the Company for the period beginning January 1, 1993, and ending on May 20, 1995, such Schedule to be provided five (5) days prior to Closing and such schedule to be revised as of Closing, (ii) the customer identification numbers, (iii) the customers addresses and contact names, (iv) the date on which each customer first started doing business with Company, (v) the amounts of sales to each such customer for each fiscal year during such period, or portion thereof, and (vi) the pricing policies and sales plans in respect of products and/or services sold to each customer. Except as set forth in Schedule 3
 .6(p)(i) neither Company nor any person affiliated with Company, directly or indirectly, has a material financial interest in, or is a director, officer or employee of, any corporation, firm, association or business organization which is a customer, lessor, lessee, or competitor of Company.

          (ii) Schedule 3.6(p)(ii) sets forth information, organized by customer, as to all sales made by Company during the period beginning January 1, 1993, and ending May 20, 1995, for all purchasers to whom sales exceeded five percent (5%) of Company's aggregate sales for such period, such Schedule to be provided five (5) days prior to Closing and such schedule to be revised as of Closing. Said information is true, complete and correct in all material respects. As of the date of this Agreement, Company has received no written information indicating that any of such customers intends to cease doing business with Company or alter the amount of the business that it is presently doing with Company. On the Closing Date, neither Company nor Shareholders are aware of any information concerning any such intention on the part of any such customer.

          (iii) Schedule 3.6(p)(iii) hereto lists (the "Vendor List") (i) all vendors with whom Company did business during the period beginning January 1, 1993, and ending April 22, 1995, such schedule to be revised on or prior to the Closing to include all vendors through Closing Date, (ii) the vendors' addresses and contact names, (iii) the date on which each vendor first started doing business with Company, and (iv) the amounts of purchases by Company from each vendor for each fiscal year during said period, and portion thereof. Except as set forth in Schedule 3.6(p)(iii), neither Company nor any of its affiliates, directly or indirectly, has a material financial interest in or is a director, officer or employee of any corporation, firm, association or business organization which is a vendor of Company.

          (iv) Schedule 3.6(p)(iv) hereto lists (the "Broker List") (i) all brokers whom Company used or engaged with respect to Company's business for the period beginning January 1, 1993, and ending April 22, 1995, such schedule to be revised on or prior to the Closing to include all brokers of Company through Closing Date, (ii) the brokers' addresses and contact names, and (iii) the date on which each broker first started doing business with Company.

3.7  TITLE TO ASSETS AND CONDITION OF ASSETS

     Company has good and marketable title to, or holds by valid and enforceable agreement of lease or license, all of the assets owned, leased, rented, licensed, used or otherwise held by Company, and such assets are free and clear of any restrictions or conditions to transfer or assignment and are free and clear of all liens, mortgages, easements, rights of way, pledges, encumbrances, agreements, charges, claims, security interests, equities, taxes, conditions enforceable by any third party, covenants, conditions or restrictions, except:

     (i)  those listed in Schedule 3.6(a) or (c) to this Agreement; and

     (ii) taxes and special assessments not in default and payable without penalty or interest.

3.8  NO VIOLATION

     Neither this Agreement nor the consummation of the transactions contemplated hereby violates or will violate any statute, law, regulation, rule, ordinance, code, standard, order, writ, judgment, injunction, decree, determination or award, or conflicts with or constitutes a default under Company's articles, charter, or certificate of incorporation or by-laws or any indenture, mortgage, lease, lien, instrument or other agreement by which Company or Shareholders are bound (nor will it result in an event which, whether immediately or upon the giving of notice or lapse of time or both, will permit the acceleration of the maturity date of any obligation under any such indenture, mortgage, lease, lien, instrument or other agreement or the creation of any lien or encumbrance on any property or asset of Company, nor will it enable any party to any agreement to which Company or Shareholders are a party to exercise a right to terminate or otherwise modify the terms thereof).

3.9  COMPLIANCE WITH LAW

     Company has complied with, and is not in violation of, any federal, state, or local statutes, laws, ordinances, rules, regulations, codes or standards which affect the operation of Company's business. All corporate action required of Company in connection with the proper conduct of its business, and all reports and returns required to be filed and permits required to be secured by Company in connection with the conduct of its business, have been taken, filed, or secured. Neither Company nor Shareholders have received any notice of any claimed violation of any federal, state or local statute, law, ordinance, rule, regulation, code, standard or order, and neither Company nor Shareholders have knowledge, or any reasonable grounds to know, of any such violation.

3.10 LEGAL POWER AND AUTHORITY TO ENTER TRANSACTION

     Company and Shareholders each have the full right, power, legal capacity, and authority to enter into and deliver this Agreement and to perform its obligations hereunder and the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by Company's Board of Directors and shareholders, and by the Board of Directors of each Shareholder that is a corporation, and a copy of such resolutions so authorizing the execution, delivery and performance of this Agreement, certified, as appropriate, by the Secretary of Company or the Shareholder, shall be delivered to Buyer no later than ten (10) days prior to the Closing Date. This Agreement constitutes the valid and binding obligation of Company and each Shareholder and is enforceable in accordance with its terms. Except as stated above, no approvals or consents of any persons or entities are required for Company or

Shareholders to execute and deliver this Agreement or perform its obligations hereunder and the transactions contemplated hereby.

3.11 REAL PROPERTY HOLDING CORPORATION

     Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Internal Revenue Code, 26 U.S.C. Section 897(c)(2) during the applicable period specified in Section 897(c)(1)(A)(ii) thereof.

3.12 BOOKS AND RECORDS

     The books and records of Company, including, without limitation, the books of account, minute books, stock certificate books and stock ledger, are complete, true and correct in all material respects and fairly reflect the conduct of the business of Company.

3.13 DISCLOSURE

     No representation or warranty by Company or Shareholders contained in this Agreement, and no writing, certificate, schedule, list, report, instrument, or other document furnished to or to be furnished to Buyer pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary in order to make the statements and information contained therein not misleading, or necessary in order to provide a prospective purchaser of the capital stock of Company with full and proper information as to Company and Company's affairs and the prospects of future business.

3.14 POWER OF ATTORNEY

     Neither Company nor, with respect to the Shares, Shareholders have given to any person or organization for any purpose any power of attorney which is currently in effect.

3.15 NET WORTH

     The total shareholders' equity of Company on the Closing Date shall be at least One Million Six Hundred Fifty Thousand Dollars ($1,650,000), less the amount of the Inventory Adjustment up to a maximum of Two Hundred Thousand Dollars ($200,000). For purposes of this calculation: (i) the National Cooperative Bank stock held by Company and the capitalized costs of Company's software development activities shalt be valued as presented on the Closing Date Financial Statements, so long as the valuations do not exceed One Hundred Twenty One Thousand Dollars

($121,000) and Two Hundred Forty-Three Dollars ($243,000), respectively; (ii) the equity of the Company on the Closing Date shall not be reduced by the amount of the Stock Appreciation Rights, in the approximate amount of Thirty One Thousand Two Hundred Seventy-One Dollars ($31,271) payable to certain employees, the forgiveness of the promissory note made by LeFevre or the current-year LIFO adjustment to the inventory of Company; and (iii) the equity of the Company on the Closing Date shall not be increased by the amount of any tax refunds or credits which Buyer is obligated to pay to Shareholders pursuant to the terms of
Section 4.15.

3.16 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING

     All representations and warranties made by Company or Shareholders in or pursuant to this Agreement or in any writing, certificate, schedule, exhibit, statement, list, report, instrument or other document furnished or delivered to Buyer pursuant to the terms of this Agreement shall be true on and as of the Closing Date with the same effect (except for matters disclosed in this Agreement or the schedules delivered hereunder) as if made on and as of the Closing Date.

               ARTICLE 4  COVENANTS OF COMPANY AND SHAREHOLDERS

Company and Shareholders jointly and severally covenant that:

4.1  ACCESS AND INFORMATION

     Buyer and its counsel, accountants and other representatives shall have full access during normal business hours to all assets, properties, books, accounts, records, contracts and documents of or relating to Company. Company shall furnish or cause to be furnished to Buyer and its representatives all data and information concerning the business, finance and properties of Company that may reasonably be requested.

4.2  BUSINESS AS USUAL

     Company will continue to carry on its business diligently in substantially the same manner as heretofore and will make no material change in or institute any unusual or novel methods of business operation. Company or Shareholders shall promptly notify Buyer in writing of any material change to Company or its business.

4.3  CONTRACT COMMITMENTS

     Without the prior written consent of Buyer, which shall not be unreasonably withheld, Company will not make any contract or commitment or series of related contracts or commitments, written or oral, which: (a) has a term of performance extending beyond one (1) year; (b) involves payment by Company of an aggregate amount of more than Fifteen Thousand Dollars ($15,000 ) or (c) involves sales or purchases other than in the ordinary course of business by Company.

4.4  INDEBTEDNESS

     Company will not create any indebtedness other than that: (a) incurred in the ordinary course of business; (b) incurred pursuant to existing contracts;
(c) incurred pursuant to commitments permitted hereby; (d) reasonably incurred in doing the acts and things contemplated by this Agreement; or (e) arising from personal injuries or property damage or other causes beyond Company's control.

4.5  CREDIT

     Company will not extend credit to any third party other than in accordance with its normal credit terms.

4.6  EMPLOYEE, SUPPLIER, CUSTOMER RELATIONS

     Company will use its best efforts, without making any commitment on behalf of Buyer, to preserve intact the business organization of Company, to maintain the present employees of Company, and to preserve the good will of Company's suppliers, customers and others having business relations with it.

4.7  INVENTORIES

     Except for the published May, June and July special inventory close out sales the Company will buy and maintain inventories only in the ordinary course of business.

4.8  CONDITION OF ASSETS

     Company will maintain its assets in as good condition as on the date of this Agreement, ordinary wear and tear excepted.

4.9  DIVIDENDS

     Without Buyer's prior written consent, Company will not declare or pay any dividend or make any other distribution to its shareholders with respect to the capital stock or debt of Company, will not purchase or redeem any of its shares of capital stock, will not issue rights or options to purchase or subscribe to any shares of its capital stock, or subdivide or otherwise change any such shares, and will not issue or sell any shares of its capital stock.

4.10  AMENDMENT OF ARTICLES OF INCORPORATION; BY-LAWS

      Company will not amend its Articles of Incorporation or its By-Laws.

4.11  ACQUISITION, MERGER, CONSOLIDATION

      Subject to Section 8.5 hereof, Neither Company nor Shareholders shall sell or negotiate for the sale of the Shares or any shares of the capital stock or assets of Company to any purchaser other than Buyer, nor negotiate or consummate any acquisition, merger, consolidation or other similar transaction involving Company.

4.12  POWER OF ATTORNEY

      Neither Company nor Shareholders will give to any person or organization any power of attorney, without the prior written consent of Buyer.

4.13  VIOLATION OF LAW

      Company will promptly notify Buyer of receipt by Company of any claim alleging its violation of any federal, state or local law, statute, ordinance, regulation, rule, code, standard or order.

4.14  ADVANCES, LOANS

      Other than the existing loan to LeFevre, Company shall not advance or loan any sum of money to any shareholder, director, officer or employee or to any third party. Other than the existing loan to LeFevre, all advances or loans to the shareholders, directors, officers, or employees of Company or to any third party made prior to the Closing Date shall be fully paid as of the Closing Date.

4.15  TAXES

      (A)  RETURNS AND TAX RESPONSIBILITY

           (i) Company shall timely prepare and file all Returns of Company for all periods ending on or before the Closing Date. All such Returns shall be prepared, and all elections with respect to such Returns shall be made, to the extent permitted by law, in a manner consistent with Company's prior normal practice.

           (ii) Company shall timely pay or cause to be paid all Taxes with respect to Returns prepared by Company pursuant to Section 4.15(a)(i). Company shall provide adequate reserves, computed in a manner consistent with Company's prior normal practice, on Company's Closing Date Financial Statements for all liabilities for and with respect to Taxes of Company for periods ending on or before the Closing Date which are not required to be paid on or prior to the Closing Date. Shareholders will pay to Buyer an amount equal to the excess, if any, of
(A) Taxes due with respect to any such Returns filed or caused to be filed by Company for any period which ends on or before the Closing Date over (B) any accruals or reserves therefor on the Closing Date Financial Statements. Buyer will pay to Shareholders an amount equal to the excess, if any, of (A) any accruals or reserves therefor on the Closing Date Financial Statements over (B) Taxes due with respect to any such Returns filed or caused to be filed by Company for any period which ends on or before the Closing Date. Payments pursuant to this Section 4.15(a)(ii) shall be made not later than ten (10) days before the date on which Company is required to pay or cause to be paid the related Tax liability. If such amounts are not timely paid by Shareholders or Buyer, as appropriate, interest will accrue on the amounts unpaid from the date due until the date paid at a rate of seven and one- half percent (7.5%) per annum. Buyer shall pay over to Shareholders, immediately upon receipt, the entire refund due from Washington State Labor and Industries for the period 7-1-92 through 6-30-94, and the amount of the Labor and Industries refund prorated as of Closing Date for the period 7-1-94 through 6-30-95 payable from WTA Services, Inc.

      (B)  INDEMNIFICATION

           In addition to the provisions of Article 9, Shareholders will indemnify, defend and hold harmless Buyer and Company against any and all liability assessed against Company for any Tax for which Company has filing responsibility under Section 4.15(a) for any period of Company ending on or before the Closing Date, including any increase in Company's liability for Taxes as a result of payments under this Section 4.15(b) or Article 9. Any indemnity payable by Shareholders pursuant to this Section 4.15(b) shall be paid within the later of ten (10) days after Buyer's request therefor or ten (10) days prior to the date on which the liability upon which the indemnity is based is required to be satisfied by Buyer or Company.

      (C)  ALLOCATION OF BENEFITS

           (i) Shareholders shall be entitled to the benefits of any refunds or credits of federal, state, local or foreign income taxes (including any interest paid thereon) with respect to Company for any taxable period ended on or prior to the Closing Date. If any adjustments shall be made to any federal, state, local or foreign income tax returns relating to Company for any such period which result in any tax detriment to Shareholders and any tax benefits to Company or Buyer for any taxable period ending after the Closing Date, Shareholders shall be entitled to the benefit of such tax benefit to the extent of such detriment, and Buyer shall pay to Shareholders the amount of such tax benefit at such time or times as and to the extent that Company or Buyer realizes such benefit through a refund of tax or reduction in the amount of taxes which Company or Buyer would otherwise have had to pay if such adjustment had not been made.

           (ii) Buyer shall be entitled to the benefit of any refunds or credits of federal, state, local, or foreign income taxes (including any interest paid thereon) with respect to Company for any taxable period ending after the Closing Date. If any adjustments shall be made to any federal, state, local, or foreign income tax returns relating to Company for any such period which result in any tax detriment to Buyer or Company with respect to such period and any tax benefits to Shareholders for any tax period ended on or before the Closing Date, Buyer shall be entitled to the benefit of such tax benefit to the extent of such detriment, and Shareholders shall pay to Buyer the amount of such tax benefit at such time or times as and to the extent that Shareholders realize such benefit through a refund of tax or reduction in the amount of taxes which Shareholders would otherwise have had to pay if such adjustment had not been made.

      (D)  AUDITS

           Buyer shall promptly notify Shareholders in writing upon receipt by Buyer or Company of notice of any Tax audits, any pending or threatened Tax assessments, or any requests by a taxing authority to extend the applicable statute of limitations relating to taxable periods and Taxes of Company for which Shareholders have any liability for Taxes under this Agreement. Shareholders shall have the right, at Shareholders' cost, to determine whether to grant or deny any such extensions, to control Company's interests in any Tax audit or other examination by any taxing authority, and to contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to Company for taxable periods of Company ending on or prior to the Closing Date and to employ counsel of their choice at their expense; provided that Buyer has received assurance acceptable to Buyer that Shareholders will pay any liability for indemnification hereunder resulting therefrom; and provided further that Shareholders shall not settle or otherwise resolve any issue which may affect the liability for Taxes of Company for any period with respect to which Buyer or Company has any responsibility for payments thereof, without Buyer's consent.

      (E)  COOPERATION

           Buyer and Shareholders shall, and Buyer shall cause Company to, provide the requesting party with such reasonable assistance (without charge) as may be requested by the other party, including access to such employees, books and records as may be reasonably requested, in connection with the preparation of any Tax Return, any audit, or any judicial or administrative proceeding or determination relating to liability for Taxes covered by this Section 4.15 of Company and each party shall retain, for a reasonable period of time (but not less than six (6) years after the Closing Date or until expiration of all applicable statutes of limitation, whichever is later), and provide the other party with, any records or information or any other assistance (including, without limitation, making employees available to such other party) which may be relevant to such Tax Return, audit, proceeding or determination.

      (F)  AFFIDAVIT REGARDING REAL PROPERTY HOLDING CORPORATION

           At the Closing, Shareholders shall cause to be delivered to Buyer an affidavit of Company, signed by or on behalf of Company, in the form attached as Exhibit D. Notwithstanding anything to the contrary set forth in this Agreement, should Shareholders fail to fulfill their obligations under this Section 4.15(f), Buyer will be entitled to withhold the requisite amounts from the Purchase Price.

4.16  CAPITAL EXPENDITURES

      Without the prior written consent of Buyer, Company will not make any capital expenditures in excess of Fifteen Thousand Dollars ($15,000) for any single item, or enter into any leases of capital equipment or property under which the annual lease charge is in excess of Fifteen Thousand Dollars ($15,000) or the term is greater than one year.

4.17  CAPITAL DISPOSITIONS

      Company will not sell or dispose of any capital assets without the prior written consent of Buyer.

4.18  PAYMENT OF LIABILITIES AND WAIVER OF CLAIMS

      Company will not do, or agree to do, any of the following acts:

      (a) pay any obligation or liability, fixed or contingent, other than current liabilities;

      (b)      waive or compromise any right or claim; or

      (c) cancel, without full payment, any note, loan, or other obligation owing to Company or assigned for the benefit of Company.

4.19  EXISTING AGREEMENTS

      Company will not modify, amend, cancel or terminate any of its existing contracts or agreements, or agree to do any of those acts without the prior written consent of Buyer.

4.20  INSURANCE

      Company will keep in effect and undiminished its existing insurance of all types. At the request of Buyer and at Buyer's sole expense, the amount of insurance against fire and other casualties which at the date of this Agreement Company carried on any of its properties or in respect of its operations shall be increased by such amount or amounts as Buyer shall specify.

4.21  COMPENSATION

      Except with the prior written approval of Buyer and except to the extent, if any, required by good faith collective bargaining obligations, Company shall not grant any general or uniform increase in the rate of pay to employees, any increase in salaries to any director, officer, employee or agent or any bonus or profit sharing payment. Company shall not increase, by means of any new or preexisting pension, profit-sharing, retirement, deferred compensation, insurance, vacation, termination or other similar employee benefit plan, contract or commitment, by any amount, the current or deferred compensation of any director, officer, employee or agent.

4.22  BANKING

      Company will not make any change in its banking or safe deposit arrangements.

4.23  ACCOUNTING

      Except as required by generally accepted accounting principles, Company will not make any changes in its accounting methods or practices.

4.24  FINANCIAL INFORMATION

      Company, promptly upon their becoming available, shall provide to Buyer all financial information and data compiled or generated by or for Company or Shareholders relating to the business operations or financial condition of Company, including, without limitation, all balance sheets, statements of retained earnings, statements of changes in financial position, income statements, or information relating to Company's sales or receipts. Company shall also promptly provide to Buyer such other financial information and data relating to the business operations or financial condition of Company as may reasonably be requested by Buyer.

4.25  WARRANTIES AND REPRESENTATIONS

      Company and Shareholders shall refrain from taking any action which would render any representation or warranty contained in this Agreement inaccurate and shall promptly notify Buyer of the occurrence of any event or the failure of any event to occur prior to the Closing which results in an omission in or breach of any of the representations or warranties by Company or Shareholders in this Agreement or any of the exhibits or schedules delivered pursuant hereto.

4.26  NATIONAL COOPERATIVE BANK LINE OF CREDIT

      On or prior to the Closing, Company shall repay in full its line of credit from National Cooperative Bank and shall obtain from National Cooperative Bank the subordination, or the release and refiling in second priority, of any liens or encumbrances of National Cooperative Bank against any property of Company to the lien of Bank.

4.27  BENEFICIAL SUPPLY AGREEMENT

      Prior to the Closing Date, Company and Puget Consumers Co-op shall enter into a Beneficial Supply Agreement, on terms and conditions satisfactory to Buyer and Shareholders.

4.28  CHUCK LEFEVRE

      (a) Effective on the Closing, Company, TMSA Holdings, Inc., and LeFevre shall enter into a Management Consulting Agreement in substantially the form of Exhibit E attached hereto and incorporated herein, which provide for
        ---------
payment to TMSA Holdings, Inc. of $150,000.

      (b) In consideration of LeFevre's agreement to terminate his employment with Company, effective on the Closing, Company agrees to forgive all principal and interest owed by LeFevre pursuant to that certain Stock Purchase Agreement between LeFevre and the Company dated 2-16-94 in the principal amount of $31,719 and to waive any restrictions on the transfer of LeFevre's shares contained in said Agreement.

4.29  STOCK APPRECIATION RIGHTS

      At the Closing, Company agrees to pay the officers of Company by check an amount equal to the vested balance of their Stock Appreciation Rights ("SARs") in Company as set forth on Schedule 3.6(h), in an amount not to exceed $31,271 in the aggregate for all officers having SARs.

4.30  INCORPORATION AND SHAREHOLDERS AGREEMENT

      The Shareholders shall have executed a written waiver, in form and substance satisfactory to Buyer, waiving their rights of first refusal contained in Section 14 of the Incorporation and Shareholder Agreement dated March 4, 1991, and agreeing to terminate such Agreement effective on the Closing Date.

4.31  REQUIREMENTS OF BUYER'S BANK

      Company and Shareholders shall comply with all reasonable requirements and requests of Bank to enable Buyer to complete this transaction, including, without limitation execution of the Subordination Agreement. Shareholders shall also execute a subordination agreement in the form of the Subordination Agreement subordinating the existing obligations of Company to certain Shareholders to the lien of Bank.

4.32  COMPLETION OF SCHEDULES

      Except for information relating to specific customers and sales programs, Company and Shareholders shall complete and furnish to Buyer all schedules to be attached to this Agreement immediately upon delivery to Company from Buyer of Bank's letter committing Bank to provide financing to Buyer to consummate the transactions contemplated in this Agreement.

4.33  MAINTENANCE OF INVENTORY

      From April 26, 1995, to and including the Closing Date, Company shall not, except for certain sales invoiced prior to May 2, 1995, which sales were approved by Buyer and are listed on Schedule 4.33 attached hereto, and without the prior approval of Buyer, which approval may be withheld in Buyer's sole discretion: (i) liquidate any inventory by selling it at discounts that are greater than the discounts customarily given by Company in the ordinary course of its business, (ii) write down or write-off any item of inventory for any reason, including without limitation, because such item is Unsalable Inventory, in an amount which would reduce the book value of such item below its cost,
(iii) create any reserves for losses for any item of inventory from any reason, including, without limitation, because such item is Unsalable Inventory, (iv) dispose of any inventory in any fashion for no consideration, or (v) destroy any inventory. For purposes of determining the amount of "the discounts customarily given by Company in the ordinary course of its business" under subsection (i) above, the discounts given by Company during 1995 in order to liquidate approximately $40,000 of Unsalable Inventory per month shall not be considered discounts in the ordinary course of Company's business.

         ARTICLE 5  REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

Buyer represents, warrants and covenants that:

5.1   ORGANIZATION, STANDING AND QUALIFICATION OF BUYER

      Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary corporate powers, governmental qualifications and authorizations to own its assets and operate its business.

5.2   NO VIOLATION

      Neither this Agreement nor the consummation of the transactions contemplated hereby violates or will violate any statute, law, regulation, rule, ordinance, code, standard, order, writ, judgment, injunction, decree, determination or award, or conflicts with or constitutes a default under Buyer's articles, charter, or certificate of incorporation or by-laws or any indenture, mortgage, lease, lien, instrument or other agreement by which Buyer is bound (nor will it result in an event which, whether immediately or upon the giving of notice or lapse of time or both, will permit the acceleration of the maturity date of any material obligation under any such indenture, mortgage, lease, lien, instrument or other agreement or the creation of any lien or encumbrance on any property or asset of Buyer, nor will it enable any party to any material agreement to which Buyer is a party to exercise a right to terminate or otherwise modify the terms thereof).

5.3   LEGAL POWER AND AUTHORITY TO ENTER TRANSACTION

      Buyer has the full right, power, legal capacity and authority to enter into and deliver this Agreement and to perform its obligations hereunder and the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by Buyer's Board of Directors, and a copy of such resolutions so authorizing the execution, delivery and performance of this Agreement, certified by the Secretary of Buyer, shall be delivered to Company and Shareholders no later than ten (10) days prior to the Closing Date. This Agreement constitutes the valid and binding obligation of Buyer and is enforceable in accordance with its terms. Except as stated above, no approvals or consents of any persons or entities are required for Buyer to execute and deliver this Agreement or perform its obligations hereunder and the transactions contemplated hereby.

5.4   FINANCING

      Buyer shall use its commercially reasonable efforts to obtain financing on terms and conditions satisfactory to Buyer in its sole discretion in order to complete the transactions contemplated by this Agreement. Such financing shall include the loan to Company of sufficient funds, not to exceed One Million Eight Hundred

Thousand Dollars ($1,800,000), to enable Company to repay in full its line of credit from National Cooperative Bank.

5.5   SECURITY

      The Shareholder's security interest in and to all of the assets, accounts receivables, inventory, and equipment (collectively, "Assets") of Company and of Buyer shall be a legally valid and enforceable second priority lien behind Bank's lien with respect to Buyer's assets and a legally valid and enforceable third priority lien behind Bank's lien and National Consumers Bank's lien with respect to Company's assets.

5.6   REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING

      All representations and warranties made by Buyer in or pursuant to this Agreement or in any writing, certificate, schedule, exhibit, statement, list, report, instrument or other document furnished or delivered to Shareholders pursuant to the terms of this Agreement shall be true on and as of the Closing Date with the same effect (except for matters disclosed in this Agreement or the schedules delivered hereunder) as if made on and as of the Closing Date.

        ARTICLE 6  CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

All obligations of Buyer to be performed at the Closing are subject to the fulfillment, prior to or at the Closing, of each of the conditions hereinafter set forth in this Article 6. Nothing in this Article 6 shall limit or restrict any rights or remedies which Buyer may have by reason of any misrepresentation, breach of warranty or nonfulfillment of any covenant, agreement or obligation by Shareholders or Company under or pursuant to this Agreement.

6.1   ACCURACY OF REPRESENTATIONS AND WARRANTIES

      The representations and warranties of Shareholders and Company contained in this Agreement or in any writing, certificate, schedule, exhibit, statement, list, report, instrument or other document furnished or delivered to Buyer pursuant to the terms of this Agreement shall be true at and as of the Closing as fully as if such representations and warranties had been made or given at the Closing. The President of Company and Shareholders shall deliver a certificate stating the same to Buyer at the Closing.

6.2   PERFORMANCE BY COMPANY AND SHAREHOLDERS

      Company and Shareholders shall have performed and complied with all covenants, agreements and conditions required by this Agreement (or by any agreement ancillary to this Agreement) to be performed or complied with by Company or Shareholders prior to or at the Closing.

6.3   DOCUMENTS AND CERTIFICATES

      Buyer shall have received from Company and Shareholders, at or prior to the Closing, all of the certificates, instruments and other documents required to be delivered pursuant to Section 8.2 hereof.

6.4   NO ADVERSE CHANGE

      No event shall have occurred prior to the Closing in the business, financial condition, results of operations, assets, or prospects of Company (whether or not any such event is covered by insurance), from the business, financial condition, results of operations, assets, or prospects of Company indicated in the financial statements of Company dated November 5, 1994, which, in the reasonable business judgment of Buyer, materially and adversely affects the value of Company, or the business thereof.

6.5   ACTION OR PROCEEDING

      No action or proceeding by any person, entity, administrative agency or public authority shall be pending or threatened against any party hereto, to restrain, prohibit or nullify the consummation of the transactions contemplated herein, or wherein an unfavorable judgment, decree or order would prevent or make unlawful the fulfillment of this Agreement or performance hereunder.

6.6   COMPANY AND SHAREHOLDER CORPORATE APPROVALS

      The execution and delivery of this Agreement by Company, and the performance of its covenants and obligations hereunder and the transactions contemplated hereby, shall have been duly authorized by all necessary corporate and shareholder action, and Buyer shall have received copies of all resolutions pertaining to that authorization, certified by the Secretary of Company. The execution and delivery of this Agreement by Shareholders, and the performance of its covenants and obligations hereunder and the transactions contemplated hereby, shall have been duly authorized by all necessary corporate action of each Shareholder (other than LeFevre), and Buyer shall have received copies of all resolutions pertaining to that authorization, certified by the Secretary of each Shareholder (other than LeFevre).

6.7   APPROVAL OF DOCUMENTATION

      The form and substance of all certificates, schedules, exhibits, instruments, opinions, and other documents delivered to Buyer under this Agreement shall be satisfactory to Buyer and its counsel.

6.8   SHARES

      At the Closing, Buyer shall acquire hereunder one hundred percent (100%) of the issued and outstanding shares of the capital stock of Company.

6.9   THIRD PARTY CONSENTS

      Company or Shareholders shall have obtained in writing all requisite consents from third parties with respect to the sale, conveyance, transfer, or assignment of the Shares or the assets of Company hereunder.

6.10  APPROVAL OF DUE DILIGENCE REVIEW

      Buyer and its representatives shall have conducted a review and investigation, and Company shall have cooperated with Buyer and shall have facilitated such review and investigation, of the books, records, documents, accounts, finances, contracts, customers, vendors, suppliers, facilities, equipment, inventory, properties, sales and account information, operations, prospects and other aspects of Company's business and operations, as Buyer deems necessary or appropriate for its review and investigation. Buyer shall have determined, in its reasonable business judgment, that Company's business, financial condition, results of operations and assets, and its prospects for sales and earnings growth and profitability, are acceptable to Buyer, and that the acquisition of Company will further Buyer's business and financial objectives.

6.11  FINANCING

      Buyer shall have obtained financing on terms and conditions that are satisfactory to Buyer in the exercise of its sole discretion, enabling Buyer to complete the transactions provided for in this Agreement. Buyer shall provide Company with its bank commitment letter on or before five (5) days prior to closing.

6.12  NATIONAL COOPERATIVE BANK LINE OF CREDIT

      Company's line of credit from National Cooperative Bank shall have been repaid in full, and National Cooperative Bank shall have agreed that its lien against the assets of Company (as security for its continuing term loan to Company) shall be in second priority behind Bank's lien, except that its lien against the equipment of Company may be in first priority position.

6.13  BENEFICIAL SUPPLY AGREEMENT

      Company and Puget Consumers Co-op shall have entered into a Beneficial Supply Agreement on terms and conditions satisfactory to Buyer.

6.14  SHAREHOLDER LOANS

      The loans of the Shareholders to the Company in the amount of Two
Hundred Eighty-One Thousand Two Hundred and Fifty Dollars ($281,250) shall not be accelerated upon the Closing and shall be due and payable according to their original terms, as provided in the promissory notes held by the Shareholders evidencing such loans, copies of which are attached hereto as Schedule 6.14 and incorporated by reference.

6.15  NET WORTH

      The total shareholders' equity of Company on the Closing Date shall be at least One Million Six Hundred Fifty Thousand Dollars ($1,650,000), less the amount of the Inventory Adjustment up to a maximum of Two Hundred Thousand Dollars ($200,000). For purposes of this calculation: (i) the National Cooperative Bank stock held by Company and the capitalized costs of Company's software development activities shall be valued as presented on the Closing Date Financial Statements, so long as the valuations do not exceed One Hundred Twenty One Thousand Dollars ($121,000) and Two Hundred Forty-Three Thousand Dollars ($243,000), respectively; (ii) the equity of the Company on the closing Date shall not be reduced by the amount of the Stock Appreciation Rights, in the approximate amount of Thirty-One Thousand Two Hundred Seventy-One Dollars ($31,271) to certain employees of Company, the forgiveness of the promissory note made by LeFevre or the current-year LIFO adjustment to the inventory of Company; and (iii) the equity of the Company on the Closing Date shall not be increased by the amount of any tax refunds or credits which Buyer is obligated to pay to Shareholders pursuant to the terms of Section 4.15.

                                   ARTICLE 7
    CONDITIONS PRECEDENT TO COMPANY'S AND SHAREHOLDERS' OBLIGATION TO CLOSE

All obligations of Company and Shareholders to be performed at the Closing are subject to the fulfillment, prior to or at the Closing, of each of the conditions hereinafter set forth in this Article 7. Nothing in this Article 7 shall limit or restrict any rights or remedies which Company or Shareholders may have by reason of any misrepresentation, breach of warranty or nonfulfillment of any covenant by Buyer under this Agreement.

7.1   ACCURACY OF REPRESENTATIONS AND WARRANTIES

      The representations and warranties of Buyer contained in this Agreement or in any writing, certificate, schedule, exhibit, statement, list, report, instrument or other document furnished or delivered to Company or Shareholders pursuant to the terms of this Agreement shall be true at and as of the Closing as fully as if such representations and warranties had been made or given at the Closing. Buyer's officer who executes this Agreement shall deliver a certificate stating the same to Company at the Closing.

7.2   PERFORMANCE BY BUYER

      Buyer shall have performed and complied with all agreements and conditions required by this Agreement (or by any agreement ancillary to this Agreement) to be performed or complied with by Buyer prior to or at the Closing.

7.3   DOCUMENTS AND CERTIFICATES

      Shareholders shall have received from Buyer, at or prior to the Closing, all of the certificates, instruments and other documents required to be delivered pursuant to Section 8.3 hereof.

7.4   BUYER CORPORATE APPROVAL

      The execution and delivery of this Agreement by Buyer, and the performance of its covenants and obligations hereunder and the transactions contemplated hereby, shall have been duly authorized by all necessary corporate and shareholder action, and Company shall have received copies of all resolutions pertaining to that authorization, certified by the Secretary of Buyer.

7.5   APPROVAL OF DOCUMENTATION

      The form and substance of all certificates, instruments, opinions, and other documents delivered to Company under this Agreement shall be reasonably satisfactory to Company, Shareholders and their respective counsel.

                              ARTICLE 8  CLOSING

8.1   DATE, TIME AND PLACE

      The closing under this Agreement (herein referred to as the "Closing") shall take place at the offices of Mendelson & Brown, located at 1040 Marina Village Parkway, Alameda, CA 94501, on May 22, 1995, at 9:00 a.m., local time or at such other time and place as Buyer, Company and Shareholders may mutually agree upon in writing (said date, as it may be extended pursuant to Section 8.5, shall herein be referred to as the "Closing Date"). All transactions at the Closing shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered until all transactions are completed and all documents delivered.

8.2   OBLIGATIONS OF COMPANY AND SHAREHOLDERS

      At the Closing, Company and/or Shareholders shall deliver to Buyer the following:

      (a) certificates for all of the issued and outstanding shares of common stock of Company, properly endorsed for transfer with all required federal, state and local stock transfer stamps attached;

      (b) the complete and correct corporate minute books, stock transfer books and other corporate records and the corporate seals of Company;

      (c) general releases of all claims Shareholders may have against Company, except for the Shareholder loans which are payable according to their terms, or any of its then incumbent or past directors, officers, employees or agents arising out of or in connection with the business of Company;

      (d) the opinion of Coe, Nordwall and Liebman, counsel for Company, substantially identical in form and substance to Exhibit F-1 attached hereto; and the opinion of each Shareholder's counsel (other than LeFevre), substantially identical in form and substance to Exhibit F-2 attached hereto;

      (e) a Secretary's Certificate, in form and substance substantially identical to Exhibit G-1 hereto, duly executed by the Secretary of Company; Secretary's Certificates, in form and substance substantially identical to Exhibit G-2 hereto, duly executed by the Secretary of each Shareholder other than LeFevre;

      (f) a Bring Down Certificate, in form and substance substantially identical to Exhibit H hereto, duly executed by the President of Company and Shareholders;

      (g) an Estoppel Certificate, in form and substance substantially identical to Exhibit I hereto, from all landlords and mortgagees, covering each parcel of property leased or mortgaged by Company;

      (h) the written resignation of Chuck LeFevre and all members of the board directors of Company in office immediately prior to the Closing;

      (i) all required consents of third parties to the sale, conveyance, transfer, assignment and delivery of the Shares or any assets of Company hereunder;

      (j) any other consents, waivers, instruments or documents as may be reasonably requested by Buyer;

      (k) a Beneficial Supply Agreement in form and substance satisfactory to Buyer duly executed by Company and Puget Consumers Co-op,

      (l) a release of all liens, in form and substance satisfactory to Buyer, and UCC termination statements executed by National Cooperative Bank as appropriate,

      (m) a Consulting Agreement in the form of Exhibit E executed by Chuck Lefevre and TMSA Holdings, Inc.,

      (o) a Subordination Agreement in the form of Exhibit C executed by the Shareholders.

      (p) a Security Agreement in the form of Exhibit B executed by Company, Buyer and Shareholders.

      (q) such other certificates and agreements as may reasonably be required by Bank.

      (r) an Affidavit, in form and substance substantially identical to Exhibit D hereto, duly executed by Company;

      (s)   a receipt for the items delivered by Buyer to Shareholders.

      (t) a wire transfer from Shareholders in the aggregate amount of Sixty-Four Thousand Nine Hundred Four Dollars ($64,904), payable to Company, as required by Section 15.2.

8.3   OBLIGATIONS OF BUYER

      At the Closing, Buyer shall deliver to Shareholders the following:

      (a) a wire transfer in the aggregate amount of One Million Nine Hundred Thousand Dollars ($1,900,000), payable to the trust account of Coe, Nordwall & Liebman at Key Bank, 600 Olive Way, Seattle, Washington.

      (b) a wire transfer of One Hundred Thousand Dollars ($100,000) shall be delivered to the escrow agent selected by Buyer and approved by Company.

      (c) the Note, substantially in the form and substance of Exhibit A, in the principal amount of Eight Hundred Eighteen Thousand Two Hundred Eighty-One Dollars ($818,281).

      (d) the opinion of Mendelson & Brown, substantially identical in form and substance to Exhibit F-3 attached hereto,

      (e) a wire transfer in the aggregate amount of One Million Dollars ($1,000,000) for the covenant not to compete, payable to the trust account of Coe, Nordwall & Liebman at Key Bank, 600 Olive Way, Seattle, Washington, and

      (f) to National Cooperative Bank, a wire transfer in the amount of the line of credit extended to Company, for repayment of such line of credit, not to exceed One Million Eight Hundred Thousand Dollars ($1,800,000).

      (g)   a certificate signed by an officer of Buyer stating that: (i)
Buyer has complied with and fulfilled as of the Closing Date with all terms and conditions of this Agreement required to be performed or fulfilled by Buyer prior to or at the Closing; (ii) Buyer has all necessary corporate power and authority necessary to enter into this Agreement and perform the transactions contemplated hereby; and (iii) the representations, warranties and covenants made by Buyer in this Agreement are true and correct on and as of the Closing Date with fully the same effect as if such representations, warranties and covenants had been made on or given on and as of the Closing Date.

      (h) a Subordination Agreement in the form of Exhibit C executed by Buyer.

      (i) a Security Agreement in the form of Exhibit B executed by the Company and Buyer.

8.4   COOPERATION AFTER THE CLOSING

      (a) Buyer, Company and Shareholders will, at any time, and from time to time, after the Closing Date, execute and deliver such further instruments of conveyance and transfer and take such additional action as may be reasonably necessary to effect, consummate, confirm or evidence the transactions contemplated by this Agreement.

      (b) Shareholders agree that, after the Closing, they shall provide reasonable cooperation and assistance to Buyer or Company, subject to Shareholders' obligations under cooperation and assistance to Buyer or Company, subject to Shareholders' obligations under Section 9.1(a), at Buyer's or Company's sole cost and expense, with respect to any matters, disputes, suits or claims by or against any person not a party to this Agreement.

8.5   EXTENSION OF CLOSING DATE

      (a) Either Buyer or Shareholders may extend the Closing Date, from time to time, until May 30, 1995 for any reason, upon notice to the other party.

      (b) In the event that Company and Shareholders have performed each and every agreement, covenant, obligation, representation and warranty of Company or Shareholders in the Agreement or in any agreement, schedule or exhibit hereto, and either (i) all conditions to Buyer's obligation to close contained in
Article VI have been satisfied, other than the condition contained in Section
6.11 relating to Buyer's financing for the transaction, or (ii) Buyer is otherwise unable to close, Buyer may extend the Closing Date from time to time for a period of up to thirty (30) days beyond any extension made by either party pursuant to Section 8.5(a) by depositing into escrow the amount of One Hundred Thousand Dollars ($100,000). This amount shall be non-refundable, provided that at the end of said thirty (30) day period, neither Company nor Shareholders shall have breached or failed to perform any agreement, covenant, obligation, representation or warranty of Company or Shareholders in the Agreement or in any agreement, schedule or exhibit hereto. If Company or Shareholders shall have breached or failed to perform any agreement, covenant, obligation, representation or warranty of Company or Shareholders in the Agreement or in any agreement, schedule or exhibit hereto, then such deposit shall be returned to Buyer.

                          ARTICLE 9  INDEMNIFICATION

9.1   INDEMNIFICATION

      (A)  SHAREHOLDER INDEMNIFICATION

           (i) Shareholders shall, jointly and severally, indemnify, defend and hold harmless Buyer, Company and Bank, and their successors and assigns, and their respective officers, directors, employees, stockholders, agents and affiliates (in the case of Company, those persons or entities who are officers, directors, employees, stockholders, agents and affiliates of Company from and after the Closing) harmless from, against and in respect of any and all claims, demands, lawsuits, proceedings, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages, including interest, penalties and reasonable attorneys' fees and costs (all of the foregoing hereinafter referred to collectively as "Buyer Claims"), which arise or result from or relate to:

          (A) Company's or Shareholders' breach of, or failure to perform, any of their representations, warranties, covenants, commitments, agreements or obligations under this Agreement or in any writing, certificate, exhibit, schedule, statement, list, report, instrument or other document furnished or delivered to Buyer in connection with the Agreement;

          (B) any material inaccuracy or misrepresentation of Company or Shareholders, or any material fact represented to be true by Company or Shareholders which is not true, contained in the Agreement or in any writing, certificate, exhibit, schedule, statement, list, report, instrument or other document furnished or delivered to Buyer in connection with the Agreement;

          (C) Buyer's or Company's having to assume, defend, compromise, discharge, pay or perform any material claim, proceeding, suit, debt, liability, obligation, loss, fee, cost or expense (whether known or unknown, absolute or contingent, liquidated or unliquidated on the Closing Date) of Buyer or Company arising or resulting from or relating to the conduct of the business of Company, the operation of Company, or the ownership or condition of the properties owned or leased by Company prior to the Closing, unless such claim, proceeding, suit, debt, liability, obligation, loss, fee, cost or expense is disclosed in the Agreement or in any exhibit or schedule hereto;

          (D) any debt, liability or obligation imposed upon Buyer or Company as a result of the purchase of the Shares unless such debt, liability or obligation is disclosed in the Agreement or in any exhibit or schedule hereto; or

          (E) Company's use, analysis, storage, handling, transportation, disposal, release, threatened release, discharge or generation of Hazardous Substances in the conduct of Company's business, or to, in, on, under, about or from any property owned or leased by Company or from Company's failure to comply with any Environmental Law. For purposes of this provision, any acts or omissions of Company, or by partners, employees, agents, assignees, contractors or subcontractors of Company or others acting for or on behalf of Company (whether or not they are negligent, intentional, willful or unlawful) shall be strictly attributable to Company. This indemnification shall include, without limitation: (x) consulting fees and costs and expert fees and costs, (y) the cost of any investigation of site conditions, and (z) the cost of any repair, clean-up, health or other environmental assessments, remedial, closure, removal or restoration work, decontamination or detoxification if required by any governmental or quasi-governmental agency or body having jurisdiction or deemed necessary in Buyer's reasonable judgment. This indemnification is intended to constitute an indemnity agreement within the meaning of Section 9607(e)(l) of the

Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 USC (9607(e)(l)).

           (ii) Upon obtaining knowledge thereof, Buyer, Bank and/or Company shall notify Shareholders in writing of any Buyer Claim that is claimed to be the basis for indemnification pursuant to Section 9.1(a) hereof (such written notice being hereinafter referred to as "Notice of Buyer Claim"). A Notice of Buyer Claim shall specify in reasonable detail the nature and any particulars of any such Buyer Claim giving rise to a right of indemnification. Shareholders shall, in good faith and at their own expense, defend, contest, or otherwise protect against any such Buyer Claim with legal counsel of their own selection who is reasonably acceptable to Buyer. Buyer, Bank and/or Company shall have the right, but not the obligation, to participate, at their own expense, in the defense thereof through counsel of their own choice and shall have the right, but not the obligation, to assert any and all crossclaims or counterclaims they may have in the name of Buyer, Bank, Company or Shareholders. So long as Shareholders are defending in good faith any such Buyer Claim, Buyer, Bank and Company shall at all times cooperate in all reasonable ways with, make their relevant files and records available for inspection and copying by, and make their employees available or otherwise render reasonable assistance to, Shareholders in connection with the defense of such Buyer Claim, subject to any reasonable limitations and protections for trade secrets and other confidential matters. In the event that Shareholders fail to timely defend, contest or otherwise protect against any such Buyer Claim, Buyer, Bank and/or Company shall have the right, but not the obligation, without further notice or demand on Shareholders, to defend, contest, assert crossclaims or counterclaims, or otherwise protect against any such Buyer Claim and may make any compromise or settlement thereof and recover and be indemnified for the entire cost thereof from Shareholders, including, without limitation, reasonable attorneys' fees, disbursements, and all amounts paid as a result of such Buyer Claim or any compromise or settlement thereof.

      (B)  BUYER INDEMNIFICATION

           (i) Buyer shall, jointly and severally, indemnify, defend and hold harmless Shareholders, and their successors and assigns, and their respective officers, directors, employees, stockholders, agents and affiliates harmless from, against and in respect of any and all claims, demands, lawsuits, proceedings, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages, including interest, penalties and reasonable attorneys' fees and costs (all of the foregoing hereinafter referred to collectively as "Shareholder Claims"), which arise or result from or relate to:

                  (A) Buyer's breach of, or failure to perform, any of its representations, warranties, covenants, commitments, agreements or obligations under this Agreement or in any writing, certificate, exhibit, schedule, statement, list, report, instrument or other document furnished or delivered to Shareholders in connection with the Agreement;

                  (B) any material inaccuracy or misrepresentation of Buyer, or any material fact represented to be true by Buyer which is not true, contained in the Agreement or in any writing, certificate, exhibit, schedule, statement, list, report, instrument or other document furnished or delivered to Shareholders in connection with the Agreement;

                  (C) Shareholders' having to assume, defend, compromise, discharge, pay or perform any material claim, proceeding, suit, debt, liability, obligation, loss, fee, cost or expense of Buyer or Company arising or resulting from or relating to the conduct of the business of Company, the operation of Company, or the ownership or condition of the properties owned or leased by Company following the Closing, unless such claim, proceeding, suit, debt, liability, obligation, loss, fee, cost or expense is disclosed in the Agreement or in any exhibit or schedule hereto.

           (ii) Upon obtaining knowledge thereof, Shareholders shall notify Buyer in writing of any Shareholder Claim that is claimed to be the basis for indemnification pursuant to Section 9.1(b) hereof (such written notice being hereinafter referred to as "Notice of Shareholder Claim"). A Notice of Shareholder Claim shall specify in reasonable detail the nature and any particulars of any such Shareholder Claim giving rise to a right of indemnification. Buyer shall, in good faith and at its own expense, defend, contest, or otherwise protect against any such Shareholder Claim with legal counsel of its own selection who is reasonably acceptable to those Shareholders who held a majority of the Shares prior to the Closing. Shareholders shall have the right, but not the obligation, to participate, at their own expense, in the defense thereof through counsel of their own choice and shall have the right, but not the obligation, to assert any and all crossclaims or counterclaims they may have. So long as Buyer is defending in good faith any such Shareholder Claim, Shareholders shall at all times cooperate in all reasonable ways with, make their relevant files and records available for inspection and copying by, and make their employees available or otherwise render reasonable assistance to Buyer in connection with the defense of such Shareholder Claim, subject to any reasonable limitations and protections for trade secrets and other confidential matters. In the event that Buyer fails to timely defend, contest or otherwise protect against any such Shareholder Claim, Shareholders shall have the right, but not the obligation, without further notice or demand on Buyer, to defend, contest, assert crossclaims or counterclaims, or otherwise protect against any such Shareholder Claim and may make any compromise or settlement thereof and recover and be indemnified for the entire cost thereof from Buyer, including, without limitation, reasonable attorneys' fees, disbursements, and all amounts paid as a result of such Shareholder Claim or any compromise or settlement thereof.

9.2   ACCOUNTS RECEIVABLE

      Shareholders represent to Buyer that the accounts receivable of Company on hand on the Closing Date will be paid during a collection period of one hundred eighty (180) days immediately following the Closing. Upon delivery to Shareholders of a schedule of all such accounts receivable unpaid at the end of this collection period, Shareholders agree to indemnify and hold harmless Buyer from and against all losses, damages, costs and expenses it may incur (including reasonable attorneys' fees and costs) by reason of its failure to collect the Net Uncollected Accounts Receivable up to a maximum of Fifteen Thousand Dollars ($15,000). As used herein, the term "Net Uncollected Accounts Receivable" shall mean all accounts receivable of Company on hand at the Closing Date which remain unpaid after the aforementioned collection period less the amount of the reserve for doubtful accounts reflected on the Closing Date Financial Statements; provided, however, that the amount of the reserve for doubtful accounts reflected on the Closing Date Financial Statements shall in no event exceed Fifteen Thousand Dollars ($15,000). If more than one invoice is outstanding for any customer, the "first-in, first-out" principle shall be applied in determining the invoice to which a payment relates, unless the payment by its terms specifies or clearly indicates the invoice to which it relates or unless any of such invoices are in dispute. Buyer shall exercise prompt and diligent efforts to collect all unpaid accounts receivable before the end of the aforementioned collection period; provided, however, that Buyer shall not be required to initiate legal proceedings for this purpose. At the end of the collection period, Shareholders shall pay Buyer in the form of an offset against the outstanding principal of the Shareholder Promissory Notes. Upon receipt of payment by Shareholders, Buyer shall assign the Net Uncollected Accounts Receivable to Shareholders, and Shareholders may attempt to collect all amounts owing with respect to such accounts.

9.3   REMEDIES

      The indemnification rights provided for in this Article 9 shall be in addition to, and shall not restrict or impair in any respect, any other rights or remedies of Buyer at law, equity or otherwise.

            ARTICLE 10  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

10.1  SURVIVAL

      All representations and warranties made by Buyer, Company and Shareholders in or pursuant to this Agreement or in any writing, certificate, exhibit, schedule, statement, list, report, document or instrument furnished or delivered pursuant hereto, shall survive any investigations made at any time with respect to the provisions of this Agreement or the provisions of such writing, certificate, exhibit, schedule, statement, list, report, document or instrument until the expiration of the period specified in Section 10.2, and thereafter, to the extent a claim is made prior to such expiration pursuant to Article 9 hereof or otherwise under law or in equity, until such claim is finally determined or settled.

10.2      SPECIFIC TERMS

          (a) all representations and warranties relating to the corporate power and authority of a party shall survive indefinitely;

          (b) all representations and warranties relating to environmental claims shall survive for a period of five (5) years after the Closing Date; and

          (c) all other representations and warranties, and indemnifications shall survive for a period of three (3) years after the Closing Date.

                          ARTICLE 11  CONFIDENTIALITY

          From and after the Closing, Shareholders shall not, directly or indirectly, except at the request of Buyer, use or disclose to any third party any of the technical, financial, operational, marketing, customer, supplier or other confidential and proprietary information pertaining to the assets or the business of Company. If no Closing occurs, Buyer shall not, directly or indirectly, except at the request of Company, use or disclose to any third party any of (a) the technical, financial, operational, marketing, customer, supplier or other confidential and proprietary information pertaining to the assets or the business of Company or (b) the payment terms of this Agreement.

                      ARTICLE 12  COVENANT NOT TO COMPETE

12.1      COVENANTS

          In consideration for the payments specified in Section 12.2, Wholesale Food Coop hereby represents, warrants, covenants and agrees that it will not, for a period of three (3) years, directly or indirectly, engage in any business in the States of Washington, Oregon, Alaska, California, Nevada, Hawaii, Colorado, Arizona, New Mexico, Utah, Idaho, Montana or Wyoming which is competitive with the business of Buyer or Company, uses the name of Company, any name similar thereto or any variations, acronyms, forms or combinations thereof. "Competitive with the business of Buyer or Company" shall mean a business whose operations include the wholesale distribution of natural food or products, but it shall not include a manufacturing business which is engaged in the distribution of its own products or, as an ancillary as part of its distribution of its own manufactured products, distributes other products that are complimentary to its manufactured products. Wholesale Food Coop shall be deemed to be engaged in a particular business if it is an employee, officer, director, trustee, agent, principal or partner of, or a consultant or advisor to or for, a person, firm, corporation, association, trust or other entity which is engaged in such business or if they own, directly or indirectly, any outstanding stock or shares or has a beneficial or other financial interest in the stock or net assets of any such person, firm, corporation, association, trust or other entity engaging in such business. Wholesale Food Coop shall not be deemed to be engaged in a business solely by reason of owning an interest of less than two percent (2%) of the shares of any company traded on a national securities exchange. The parties agree that the remedy at law for any breach of any obligation under this Section 12.1 will be inadequate and that in addition to any other rights and remedies to which they may be entitled hereunder, at law or in equity, Company and/or Buyer shall be entitled to injunctive relief, and reimbursement for all reasonable attorneys' fees and other expenses incurred in connection with the enforcement hereof.

12.2      PAYMENTS

          In consideration for the covenants and agreements set forth in Section 12.1, One Million Dollars ($1,000,000) shall be paid to Wholesale Foods Co-Op at Closing.

12.3      SEVERABILITY

          It is the intention of the parties that this Article 12 be fully enforceable in accordance with its terms and that the provisions hereof be interpreted so as to be enforceable to the maximum extent permitted by applicable law. To the extent that any obligation to refrain from competing within an area for a period of time as provided in this Article 12 is held invalid or unenforceable, it shall to the extent that it is invalid or unenforceable, be deemed void ab initio. The remaining obligations imposed by the provisions of this Article shall be fully enforceable as if such invalid or unenforceable provisions had not been included herein and shall be construed, to the extent possible, such that the purpose of this Article 12, as intended by the parties, can be achieved in a lawful manner.

                           ARTICLE 13  ANNOUNCEMENTS

          Prior to the Closing, no public announcement related to this Agreement or the transactions contemplated hereby, nor any other announcement or disclosure to any employee, customer or supplier of Company or to any other third party will be made by Buyer, Company or Shareholders without the prior approval of the other parties to this Agreement (which approval shall not be unreasonably withheld or delayed), except as shall be required by applicable law or governmental regulations, in which case the party making the announcement shall afford the other parties as much advance notice as is practicable under the circumstances. On the Closing, Buyer and Shareholders shall mutually agree on the text of an announcement of the sale for public distribution. Following the Closing, Buyer shall have the right to make any public announcements it deems appropriate, except that Buyer shall not publicly disclose the payment terms of this Agreement.

                       ARTICLE 14  TRANSACTIONAL EXPENSES

14.1      EXPENSES

          Subject to Sections 15.2 and 15.3, whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall bear the fees and expenses incurred by it in connection with the preparation, negotiation, execution, delivery, and performance of this Agreement. Expenses incurred by Company in connection with the transactions contemplated by this Agreement shall be limited to ordinary and necessary business expenses within the definition of Section 162 of the Internal Revenue Service Code of 1986, as amended. If for any reason the performance of the transactions contemplated by this Agreement are not consummated, no party shall have any liability to any other party whatsoever with respect to such expenses.

14.2      TAXES

          Company shall be responsible for all taxes, excises and other governmental charges and/or fees payable in connection with the sale, conveyance, transfer, assignment and delivery of the Shares or any assets of Company hereunder (including, without limitation, all sales, use, transfer, filing or recording taxes or fees) except for taxes on or measured by net income or gain and taxes in the nature of an income or gains tax and payable by Buyer in connection with the transactions contemplated by this Agreement. Company shall also be responsible for the costs of obtaining all notices and consents and for the preparation of all necessary assignments in connection with the sale, conveyance, transfer, assignment, and delivery of the Shares and the assets of Company to Buyer hereunder.

14.3      CLOSING DATE FINANCIAL STATEMENTS

          All expenses, taxes, charges, fees and costs payable by Company pursuant to this Article 14 shall be charged against and shall reduce the net worth of Company as reflected on the Closing Date Financial Statements.

           ARTICLE 15 BROKERS' FEES AND OTHER PARTIES' COMPENSATION


 15.1     NO BROKER

          Except for the persons, if any, listed on Schedule 15.1, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on directly between Buyer, Company and Shareholders, without the intervention or assistance of any party not a party to this Agreement (other than to provide legal counsel). No party to this Agreement, nor any third party, has any right or claim to any commission, brokerage fee or other compensation relative to this Agreement or the transactions contemplated hereby (other than for legal services).

15.2      INDEMNIFICATION BY SHAREHOLDERS

          Shareholders shall pay at Closing the commission, brokerage fee or other compensation of any party listed on Schedule 15.1 who was retained by Company or Shareholders to represent Company or Shareholders relative to this Agreement or the transactions contemplated hereby, which parties include, without limitation, Deloitte & Touche, Commerce Bank, and Coe, Nordwall & Liebman. Company has previously paid Commerce Bank the amount of Sixty-Four Thousand Nine Hundred and Four Dollars ($64,904) as a retainer against the commission due to Commerce Bank for its services in connection with this transaction. Shareholders shall pay that amount to Company on the Closing Date. Shareholders shall defend and indemnify Buyer and Company against any and all claims that Buyer or Company is liable to any party claiming to represent Company or Shareholders for any commission, brokerage fee or other compensation, or any part thereof, relative to this Agreement or the transactions contemplated hereby.

15.3      INDEMNIFICATION BY BUYER

          Buyer shall defend and indemnify Shareholders against any and all claims that Shareholders are liable to any party claiming to represent Buyer, for any commission, brokerage fee or other compensation, or any part thereof, relative to this Agreement or the transactions contemplated hereby, which parties include, without limitation, Mozart, Inc., KMPG Peat Marwick LLP, Union Bank and Mendelson & Brown.

                      ARTICLE 16  GOVERNING LAW AND VALUE

          The laws of the State of California, without giving effect to its conflicts of law provisions, shall govern all questions concerning the construction, validity and interpretation of this Agreement, the performance of the obligations hereunder and the relations of the parties hereto. Any action or proceeding brought under this Agreement, the subject matter hereof, or in connection with the transactions contemplated by this Agreement shall be brought exclusively in the United States District Court, Northern District of California, or in any California state court situated in such District, and the parties irrevocably submit to the jurisdiction, forum and venue of such courts.

                              ARTICLE 17  NOTICES

          All notices, requests, demands, reports, statements or other communications required to be given hereunder or relating to this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if personally served on the party to whom notice is to be given, or three days after the date of mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, return receipt requested postage prepaid, and properly addressed as follows:

To Buyer:      Michael Funk, President
               Mountain Peoples' Warehouse, Inc.
               12745 Earhart Avenue
               Auburn, CA 95602

          Copy To:   Richard A. Lyons
               Mendelson & Brown
               1040 Marina Village Parkway, Ste. B
               Alameda, CA 94501


To Company:         President
               NutraSource, Inc.
               4005 Sixth Avenue South
               Seattle, WA 98108

          Copy To:  Henry G. Liebman
               Coe, Nordwall & Liebman
               720 Olive Way, Ste. 1300
               Seattle, WA 98101-1812

To Shareholders:    Margo Robinson, President
               Associated Cooperatives, Inc.
               12284 San Pablo Avenue, Suite 155
               Richmond, CA 94805

               Terry Baird, Executive Director
               Twin Pines Cooperative Foundation
               12284 San Pablo Avenue, Suite 155
               Richmond, CA 94805

               Jeff Voltz, Secretary
               Wholesale Foods Co-op
               c/o PCC

               4201 Roosevelt Way NE
               Seattle, WA 98105

               Allan Gallant, President
               Alaska Ventures, Inc.
               2200 South Road
               Baltimore, MD 21209

               Chuck LeFevre
               2116 232nd Place NE
               Redmond, WA 98053

          Any party may at any time direct in writing that all communications or particular communications or particular types of communications be delivered to specific designees other than those specified herein by notifying the other parties in the manner prescribed herein.

                              ARTICLE 18  REMEDIES

18.1      SET-OFF

          The parties expressly acknowledge and agree that in addition to any other rights and remedies available to Buyer at law, in equity or otherwise, and provided that Buyer complies with the provisions of this Section 18.1, Buyer shall have the right to set off against its payment obligations under the Note any amounts to which Buyer may be entitled in accordance with the provisions of this Agreement, including, without limitation, any amounts with respect to Shareholders' indemnification obligations pursuant to Section 9.1 hereof and Shareholders' obligations with respect to the accounts receivable of Company pursuant to Section 9.2 hereof. In the event of any claim for indemnification made by Buyer which Buyer desires to set-off against payments due to Shareholders under the Note, Buyer shall notify Shareholders of its intention to withhold Note payments in satisfaction of Buyer's claims for indemnification. If those Shareholders that held a majority of the number of Shares prior to the Closing agree with the amount and validity of Buyer's claim, Buyer shall be entitled to set-off the claim against the Note payments. If those Shareholders that held a majority of the number of Shares prior to the Closing disagree with the amount or validity of Buyer's claim, they shall so notify Buyer within ten
(10) days of notice of Buyer's claim to them, and Buyer and Shareholders shall submit the matters in dispute to a sole arbitrator for arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in San Francisco, California. The determination of the arbitrator shall be conclusive and binding upon the parties. The parties shall use their best efforts to cause the arbitrator to make such determination within thirty (30) days after the arbitrator is appointed. Each party, Buyer, one the one hand, and Shareholders, on the other, shall bear the expense of its own counsel in such proceedings. The fees and expenses of the arbitrator and the American Arbitration Association shall be shared equally by Buyer, on the one hand, and Shareholders, on the other hand.

18.2      SPECIFIC PERFORMANCE

          Each party's obligation under this Agreement is unique. Subject to the conditions in Articles 6 and 7, if any party should default in its obligations under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages. Accordingly, the nondefaulting party, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages will be adequate.

18.3      RECOVERY OF LITIGATION COSTS

          If any legal action, or any arbitration or other proceeding, is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, or otherwise arising under this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

                            ARTICLE 19  TERMINATION

19.1      COMPANY'S AND SHAREHOLDERS' TERMINATION RIGHTS

          The Agreement may be immediately terminated by Company or Shareholders upon written notice to Buyer at any time prior to the Closing upon the occurrence of any of the following events:

          (a) Company's or Shareholders' discovery of a material breach of, or a material error, omission or misstatement contained in, any representation, warranty or covenant of Buyer under this Agreement and Buyer's failure to remedy such breach, error, omission or misstatement within ten (10) days after written notice by Company or Shareholders to Buyer, or by the day prior to the Closing if such notice is given less than ten (10) days prior to the Closing; provided, however, that if Company's or Shareholders' notice to Buyer regarding such breach, error, omission or misstatement is provided less than five (5) days prior to the Closing, Buyer shall be permitted to delay the Closing upon written notice to Company and Shareholders up to a maximum of five (5) days to remedy such breach, error, omission or misstatement: or

          (b) Buyer's failure to perform any condition or agreement required to be performed under this Agreement, which failure is not remedied within ten (10) days after written notice by Company or Shareholders to Buyer, or by the day prior to the Closing if such notice is given less than ten (10) days prior to the Closing; provided, however, that if Company's or Shareholders' notice to Buyer regarding such failure is provided less than five (5) days prior to the Closing, Buyer shall be permitted to delay the Closing up to a maximum of five
(5) days to remedy such failure.

19.2      BUYER'S TERMINATION RIGHTS

          This Agreement may be immediately terminated by Buyer upon written notice to Company and Shareholders at any time prior to the Closing upon the occurrence of any of the following events:

          (a) Buyer's discovery of a material breach of, or a material error, omission or misstatement contained in, any representation, warranty or covenant of Company or Shareholders under this Agreement and Company's or Shareholders' failure to remedy such breach, error, omission or misstatement within ten (10) days after written notice by Buyer to Company or Shareholders, or by the day prior to the Closing if such notice is given less than ten (10) days prior to the Closing; provided, however, that if Buyer's notice to Company or Shareholders regarding such breach, error, omission or misstatement is provided less than five (5) days prior to the Closing, Company or Shareholders shall be permitted to delay the Closing upon written notice to Buyer up to a maximum of five (5) days to remedy such breach, error, omission or misstatement;

          (b) Company's or Shareholders' failure to perform any condition or agreement required to be performed under this Agreement which failure is not remedied within ten (10) days after written notice by Buyer to Company or Shareholders, or by the day prior to the Closing if such notice is given less than ten (10) days prior to the Closing; provided, however, that if Buyer's notice to Company or Shareholders regarding such failure is provided less than five (5) days prior to the Closing, Company or Shareholders shall be permitted to delay the Closing up to a maximum of five (5) days to remedy such failure;

          (c) If the value of Company or the business thereof, is not reasonably determined, upon satisfactory due diligence to be conducted by Buyer, to be adequate or sufficient to warrant Buyer to perform the transactions contemplated by this Agreement; provided that this condition shall be deemed waived sixty (60) hours after delivery to Buyer of the customer information specified in Sections 3.6(p)(i) and (ii) unless Buyer notifies Company that it is not satisfied with such information; or

          (d) If Buyer does not obtain financing on terms and conditions that are satisfactory to Buyer in the exercise of its sole discretion, enabling Buyer to complete the transactions contemplated by this Agreement.

19.3      MUTUAL AGREEMENT

          This Agreement may be immediately terminated at any time prior to the Closing upon the mutual written consent of the parties.

                           ARTICLE 20  MISCELLANEOUS

20.1      ENTIRE AGREEMENT

          The terms and conditions of this Agreement (including the exhibits and schedules hereto) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or between the parties, written or oral. There are no understandings, representations or warranties of any kind whatsoever, except as expressly set forth herein. The exhibits and schedules attached to this Agreement constitute an integral part hereof for all purposes, including, without limitation, the construction and interpretation of the respective rights and obligations of the parties hereto.

20.2      AMENDMENT

          No amendment or modification of this Agreement or waiver of the terms or conditions hereof shall be binding upon any party unless approved in writing by such party or by an authorized representative of party.

20.3      NONWAIVER

          The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of any such provisions, nor in any way affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce any such provisions. No waiver of any breach of this Agreement shall be deemed a waiver of any other or subsequent breach, whether of the same provision or otherwise.

20.4      ASSIGNMENT

          This Agreement shall inure to the benefit of and be binding on Company, Shareholders, Buyer and their respective successors, assigns, legal representatives and heirs. This Agreement shall not be assigned by Company or Shareholders without the prior written consent of Buyer. Any attempted assignment without such consent shall be void. This Agreement shall not be assigned by Buyer without the prior written consent of Shareholders, except to a subsidiary controlled by Buyer.

20.5      COUNTERPARTS

          This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other parties.

20.6      AFFILIATED PERSONS

          As used herein, the term "any person affiliated with" any other person shall mean any member of the class that includes the spouse, parents, children, brothers and sisters of such other person, the spouse of any such parent, child, brother or sister, or any corporation, partnership, sole proprietorship, trust or other entity in which such person or any one or more members of the foregoing class has any direct or beneficial interest of ten percent (10 %) or more in the aggregate. As used herein, the term "any person affiliated with Company" shall mean any member of the class that includes the directors, officers, employees and shareholders of the Company, the spouse, parents, children, brothers and sisters, of such directors, officers, employees and shareholders, the spouse of any such parent, child, brother or sister, or any corporation, partnership, sole proprietorship, trust or other entity in which any one or more members of the foregoing class has any direct or beneficial interest of ten percent (10%) or more in the aggregate.

20.7      NUMBER

          In this Agreement, where applicable, references to the singular shall include the plural and references to the plural shall include the singular.

20.8      GENDER

          In this Agreement, where applicable, references to the male gender shall include the female gender.

20.9      HEADINGS

          The subject headings of the Articles, Sections and Subsections of this Agreement are included for purposes of convenience and reference only, and shall not affect the construction or interpretation of any of its provisions.

20.10     SEVERABILITY OF INVALID PROVISIONS

          Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in that or any other jurisdiction.

20.11     DEFINITION OF "MATERIAL"

          For purposes of this Agreement, and except as expressly provided otherwise in this Agreement, the terms "material" and "materiality" include, without limitation, liabilities or amounts that, individually or in the aggregate, exceed or would exceed Fifteen Thousand Dollars ($15,000).

20.12     CONSTRUCTION

          This Agreement and its associated exhibits and schedules is the product of negotiation between the parties and their respective attorneys. Accordingly, this Agreement shall be deemed to have been mutually prepared, and the rules of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

20.13     GLOSSARY OF DEFINED TERMS

          "Accounts Receivable Adjustment" shall have the meaning set forth in
          Section 2.3(a).

          "Action" shall have the meaning set forth in Section 3.6(i).

          "Adjustment Fund" shall have the meaning set forth in Section 1.3(b).

          "Adjustment Period" shall have the meaning set forth in Section
          2.3(a).

          "Any person affiliated with" shall have the meaning set forth in
          Section 20.6.

          "Any person affiliated with Company" shall have the meaning set for the in Section 20.6.

          "Audited Statements" shall have the meaning set forth in Section
          3.4(a).

          "Bank" shall have the meaning set forth in Section 1.3(c).

          "Broker List" shall have the meaning set forth in Section 3.6(p)(iv).

          "Buyer Claims" shall have the meaning set forth in Section 9.1 (a)(i).

          "Closing" shall have the meaning set forth in Section 8.1.

          "Closing Date" shall have the meaning set forth in Section 8.1.

          "Closing Date Financial Statements" shall have the meaning set forth in Section 2.1.

          "Code" shall have the meaning set forth in Section 3.5(a).

          "Competitive with the business of Buyer or Company" shall have the meaning set forth in Section 12.1(b).

          "Customer List" shall have the meaning set forth in Section 3.6(p)(i).

          "Environmental Laws" shall have the meaning set forth in Section
          3.6(n)

          "ERISA" shall have the meaning set for the in Section 3.6(h).

          "Financial Statement" shall have the meaning set forth in Section 3.4(a).

          "Financial Statements" shall have the meaning set for the in Section 3.4(a).

          "Hazardous Substances" shall have the meaning set forth in Section 3.6(n)

          "Income Taxes" shall have the meaning set forth in Section 3.5(b)(i).

          "Inventory Adjustment" shall have the meaning set forth in Section 2.3(a)(i).

          "May 20, 1995 Statements" shall have the meaning set forth in Section 3.4(a).

          "Material" shall have the meaning set forth in Section 20.11.

          "Net Uncollected Accounts Receivable" shall have the meaning set forth in Section 9.2.

          "Net Worth Adjustment" shall have the meaning set forth in Section 2.2(a).

          "Note" shall have the meaning set forth in Section 1.3(c).

          "Notice of Buyer Claims" shall have the meaning set forth in Section 9.1(a)(ii).

          "Notice of Shareholder Claims" shall have the meaning set forth in
          Section 9.1(b)(ii).

          "November 1994 Statements" shall have the meaning set forth in Section 3.4(a).

          "Peat Marwick" shall have the meaning set forth in Section 2.1.

          "Physical Inventory" shall have the meaning set forth in Section 2.4.

          "Purchase Price" shall have the meaning set forth in Section 1.2.

          "Returns" shall have the meaning set forth in Section 3.5(a).

          "SARs" shall have the meaning set forth in Section 3.6(h)(v).

          "Security Agreement" shall have the meaning set forth in Section
          1.3(c).

          "Shareholder Claims" shall have the meaning set forth in Section 9.1(b)(i).

          "Shares" shall have the meaning set forth in Recitals - A.

          "Subordination Agreement" shall have the meaning set forth in Section 1.3(c).

          "Tax or Taxes" shall have the meaning set forth in Section 3.5(b)(ii).

          "Unsalable Inventory" shall have the meaning set forth in Section 2.3(a)(iii).

          "Vendor List" shall have the meaning set forth in Section 3.6(p)(iii).


          IN WITNESS WHEREOF, the parties to this Agreement have duly executed it as of the day and year first above written.


Mountain Peoples' Warehouse, Inc.

By: /s/ Michael Funk          Date:  May 19, 1995
    ----------------
      Michael Funk, President

NutraSource, Inc.

By: /s/ Chuck LeFevre         Date:  5/18/95
    -----------------
     Chuck LeFevre, President


Wholesale Food Co-Op


By: /s/  Jeffrey Voltz        Date:  5/18/95
    -------------------
Title: Secretary
       ---------


Alaska Ventures, Inc.


By: /s/ Allan D. Gallant      Date:  5/16/95
    ---------------------
Title: President
       ---------

Associated Cooperatives, Inc.

By: /s/ Margo Robison         Date:  5/17/95
    ------------------
Title: President
       ---------

Twin Pines Cooperative Foundation.

By: /s/ Terry Baird           Date:  5/18/95
    ----------------
Title: Executive Director
       ------------------


/s/ Chuck LeFevre             Date:  5/18/95
-----------------
Chuck LeFevre, Individual

                                   Exhibit A
                         Nonnegotiable Promissory Note


                                                            May 22, 1995
                                                      Auburn, California

$818,281


          FOR VALUE RECEIVED the undersigned, a corporation organized and existing under the laws of the State of California, having an office at 12745 Earhart Avenue, Auburn, CA 95602 ("Maker") hereby promises to pay those persons whose names are set forth on Schedule A attached hereto and incorporated herein by reference as if fully set forth herein ("Payees") the principal sum of Eight Hundred Eighteen Thousand Two Hundred and Eighty One Dollars ($818,281), together with simple interest on the unpaid balance of such principal from the date hereof until this obligation shall be paid in full in accordance with the following:

          1.   The principal sum shall be payable in full on May 22, 1998.

          2. Simple interest on the unpaid principal balance hereof shall be payable at a rate of seven and one-half percent (7.5%). Payments of principal and interst shall be made in accordance with Schedule A.

          3. Payments of principal and interest shall be made in lawful money of the United States of America at the office of Maker, or at such other place as Payees shall designate to Maker in writing.

          4. All payments shall first be applied to the payment of accrued and unpaid interest on this Note and shall thereafter be applied to the payment of the principal of this Note.

          5. Maker may, at its option, at any time and from time to time, prepay all or any part of this Note together with all unpaid interest on this Note (including all unpaid interest on the principal amount so prepaid) accrued to the date of prepayment, without penalty. Prepayments of this Note shall first be applied to any unpaid but accrued interest and then to the unpaid principal balance of this Note, unless otherwise agreed in writing by Maker and Payees.

          Should default be made in payment of any sums due hereunder, or if any sums shall not be paid when due, or if there shall be any Event of Default under the Security Agreement securing this Note, the whole sum of principal and interest shall become immediately due at the option of Payees of this Note. No waiver of this right shall be effective unless in writing. Consent by Payees to one such transaction shall not constitute a waiver of the right to require such consent to succeeding transactions.

          Borrower understands this Note is secured by a subordinated Security Agreement of even date herewith (the "Security Agreement"), respecting borrower's assets, Inventory, receivables and other property, and reference is made thereto for additional rights in default hereof, and acceleration of the indebtedness described herein. Borrower promises to pay all costs and expenses which Payees may incur by reason of any breach or default of this Note or instrument securing this Note. Such expenses shall include attorneys' fees incurred both before and after acceleration, including those in any action or proceedings in which Payees may appear or participate and in all appeals therefrom.

          If Borrower shall sell, convey, transfer, alienate, or otherwise permit conveyance of the property securing this Note, or any interst therein, whether voluntarily or involuntarily, other than the encumbrance of such property, and other than the sales of inventory and equipment in the ordinary course of business, without the consent of Payees of this Note, which shall not be unreasonably withheld, Payees shall have the right to declare this Note, irrespective of the maturity date specified immediately due and payable.

          Except as provided above with regard to payment defaults and Events of Default under the Security Agreement, if Borrower should fail to perform any covenants, conditions or agreements which are a part of this Note, which failure continues for a period of twenty (20) days after notice thereof, or if the Borrower should make an assignment for the benefit of creditors, declare bankruptcy, or if insolvency, or reorganization proceedings are instituted by or against the Borrower, which proceedings are not withdrawn or dissolved within ninety (90) days of the initiation thereof, Payees may immediately, without notice, declare the entire remaining unpaid balance and all earned interest and accrued late charges, if any, immediately due and payable without notice to the Borrower. Thereafter, such total so declared due and payable shall bear interest at the rate specified in this Note plus an additional four percent (4%) per annum.

          Presentment, Notice of Dishonor, and Protest are hereby waived by all makers, sureties, guarantors, and endorses hereof.

          The provisions of this instrument are to be construed in accordance with the laws of the State of Washington. If any portion of this note shall be found unenforceable, then it shall be severable from the remainder hereof, and the remainder shall remain in full force and effect.

          It is the intent of the parties hereto that under no circumstances shall the Borrower be required to pay interest in excess of the maximum permitted by the laws of the State of Washington. If a court of competent jurisdiction should find, for any reason, that the interest charged on this loan is in excess of the lawful maximum, the parties agree that the interest charged on the loan shall be automatically reduced to the lawful maximum applicable to this loan under the laws of the State of Washington.

          The terms and conditions of this Note, the Security Agreement, and the Stock Purchase Agreement dated as of April 20, 1995 by and among Maker, Payees and NutraSource, Inc. (which provides for the reduction of the principal amount of this Note under certain terms and conditions upon notice to Payees) constitute the entire agreement among Maker and Payees with respect to the subject matter hereof and supersede any prior representations, agreements or understandings by or among Maker and Payees, whether written or oral. There are no representations, warranties, agreements or understandings among Maker and Payees of any kind whatsoever, except as expressly set forth herein, in the Security Agreement or in the aforementioned Stock Purchase Agreement. No amendment or modification of this Note or waiver of the terms of conditions hereof shall be binding upon Maker or Payees, unless approved in writing by such party or parties.

          IN WITNESS WHEREOF, Maker has caused this Note to be executed in its behalf by a duly authorized officer as of the day and year first above written.

MOUNTAIN PEOPLE'S WAREHOUSE, INC.


By:    /s/ Michael Funk
     --------------------------
      Michael Funk, President

                                   SCHEDULE A
                                   ----------

                                    PAYEES
                                    ------



                    Allan Gallant, President
                    2200 South Road
                    Baltimore, MD 21209


                    Associated Cooperatives, Inc.
                    Margo Robison, President
                    12284 San Pablo Avenue, Suite 155
                    Richmond, CA 94805


                    Charles LeFevre
                    2116 232nd Place NE
                    Redmond, WA 98053


                    Twin Pines Cooperative Foundation
                    Terry Baird, Executive Director
                    12284 San Pablo Avenue, Suite 155
                    Richmond, CA 94805


                    Wholesale Foods Co-op
                    Jeff Voltz, Secretary
                    c/o PCC
                    4201 Roosevelt Way NE
                    Seattle, WA 98105

                                 Schedule A-1

SHAREHOLDER LOANS AMORTIZATION TABLE FOR:          ALASKA
                                                   VENTURES, INC.

NOTE DATE:            05/22/95  INT. RATE:                  7.5%

PRINCIPAL           209,889.08  MONTHS:                       36




      DUE DATE  INTEREST     PRINCIPAL   PAYMENT     BALANCE

                                                    209,889.08

1     06/22/95    1,311.81        0.00    1,311.81  209,889.08

2     07/22/95    1,311.81        0.00    1,311.81  209,889.08

3     08/22/95    1,311.81        0.00    1,311.81  209,889.08

4     09/22/95    1,311.81        0.00    1,311.81  209,889.08

5     10/22/95    1,311.81        0.00    1,311.81  209,889.08

6     11/22/95    1,311.81        0.00    1,311.81  209,889.08

7     12/22/95    1,311.81        0.00    1,311.81  209,889.08

8     01/22/96    1,311.81        0.00    1,311.81  209,889.08

9     02/22/96    1,311.81        0.00    1,311.81  209,889.08

10    03/22/96    1,311.81        0.00    1,311.81  209,889.08

11    04/22/96    1,311.81        0.00    1,311.81  209,889.08

12    05/22/96    1,311.81        0.00    1,311.81  209,889.08

13    06/22/96    1,311.81        0.00    1,311.81  209,889.08

14    07/22/96    1,311.81        0.00    1,311.81  209,889.08

15    08/22/96    1,311.81        0.00    1,311.81  209,889.08

16    09/22/96    1,311.81        0.00    1,311.81  209,889.08

17    10/22/96    1,311.81        0.00    1,311.81  209,889.08

18    11/22/96    1,311.81        0.00    1,311.81  209,889.08

19    12/22/96    1,311.81    5,830.25    7,142.06  204,058.83


                                 Schedule A-2

     DUE DATE    INTEREST    PRINCIPAL   PAYMENT    BALANCE
20    01/22/97    1,275.37    5,830.25    7,105.62  198,228.58

21    02/22/97    1,238.93    5,830.25    7,069.18  192,398.33

22    03/22/97    1,202.48    5,830.25    7,032.74  186,568.08

23    04/22/97    1,166.05    5,830.25    6,996.30  180,737.83

24    05/22/97    1,129.61    5,830.25    6,959.86  174,907.58

25    06/22/97    1,093.17    5,830.25    6,923.42  169,077.33

26    07/22/97    1,056.73    5,830.25    6,886.98  163,247.08

27    08/22/97    1,020.29    5,830.25    6,850.54  157,416.83

28    09/22/97      983.86    5,830.25    6,814.11  151,586.58

29    10/22/97      947.42    5,830.25    6,777.67  145,756.33

30    11/22/97      910.98    5,830.25    6,741.23  139,926.08

31    12/22/97      874.54    5,830.25    6,704.79  134,095.83

32    01/22/98      838.10    5,830.25    6,668.35  128,265.58

33    02/22/98      801.66    5,830.25    6,631.91  122,435.33

34    03/22/98      765.22    5,830.25    6,595.47  116,605.08

35    04/22/98      728.78    5,830.25    6,559.03  110,774.83

36    05/22/98      692.34    5,830.25    6,522.59  104,944.58

37    05/22/98        0.00  104,944.58  104,944.58        0.00

                                 Schedule A-3

SHARHOLDER LOANS AMORTIZATION TABLE FOR:          ASSOCIATED
                                                  COOPERATIVES


NOTE DATE:        05/22/95  INT. RATE:                   7.5%

PRINCIPAL:      110,467.93  MONTHS:                        36

      DUE DATE  INTEREST    PRINCIPAL  PAYMENT    BALANCE
                                                  110,467.93

1     06/22/95      690.42       0.00     690.42  110,467.93

2     07/22/95      690.42       0.00     690.42  110,467.93

3     08/22/95      690.42       0.00     690.42  110,467.93

4     09/22/95      690.42       0.00     690.42  110,467.93

5     10/22/95      690.42       0.00     690.42  110,467.93

6     11/22/95      690.42       0.00     690.42  110,467.93

7     12/22/95      690.42       0.00     690.42  110,467.93

8     01/22/96      690.42       0.00     690.42  110,467.93

9     02/22/96      690.42       0.00     690.42  110,467.93

10    03/22/96      690.42       0.00     690.42  110,467.93

11    04/22/96      690.42       0.00     690.42  110,467.93

12    05/22/96      690.42       0.00     690.42  110,467.93

13    06/22/96      690.42       0.00     690.42  110,467.93

14    07/22/96      690.42       0.00     690.42  110,467.93

15    08/22/96      690.42       0.00     690.42  110,467.93

16    09/22/96      690.42       0.00     690.42  110,467.93

17    10/22/96      690.42       0.00     690.42  110,467.93

18    11/22/96      690.42       0.00     690.42  110,467.93

19    12/22/96      690.42   3,068.55   3,758.97  107,399.38

20    01/22/97      671.25   3,068.55   3,739.80  104,330.83

                                 Schedule A-4

      DUE DATE   INTEREST     PRINCIPAL   PAYMENT  BALANCE
21    02/22/97      652.07     3,068.55   3,720.62  101,262.28

22    03/22/97      632.89     3,068.55   3,701.44   98,193.73

23    04/22/97      613.71     3,068.55   3,682.26   95,125.18

24    05/22/97      594.53     3,068.55   3,683.08   92,056.83

25    06/22/97      575.35     3,068.55   3,643.90   88,988.08

26    07/22/97      556.18     3,068.55   3,624.73   85,919.53

27    08/22/97      537.00     3,068.55   3,605.55   82,850.98

28    09/22/97      517.82     3,068.55   3,586.37   79,782.43

29    10/22/97      498.64     3,068.55   3,567.19   76,713.88

30    11/22/97      479.46     3,068.55   3,548.01   73,645.33

31    12/22/97      460.28     3,068.55   3,528.83   70,576.78

32    01/22/98      441.10     3,068.55   3,509.65   67,508.23

33    02/22/98      421.93     3,068.55   3,490.48   64,439.68

34    03/22/98      402.75     3,068.55   3,471.30   61,371.13

35    04/22/98      383.57     3,068.55   3,452.12   58,302.58

36    05/22/98      364.39     3,068.55   3,432.94   55,234.03

37    05/22/98        0.00    55,234.03  55,234.03        0.00


                                 Schedule A-5

SHAREHOLDER LOANS AMORTIZATION TABLE FOR:  CHARLES LEFEVRE

NOTE DATE:               05/22/95       INT. RATE                         7.5%

PRINCIPAL:               81,828.10      MONTHS:                            36

      DUE DATE       INTEREST        PRINCIPAL       PAYMENT        BALANCE
                                                                    81,828.10

1     06/22/95         511.43            0.00          511.43       81,828.10

2     07/22/95         511.43            0.00          511.43       81,828.10

3     08/22/95         511.43            0.00          511.43       81,828.10

4     09/22/95         511.43            0.00          511.43       81,828.10

5     10/22/95         511.43            0.00          511.43       81,828.10

6     11/22/95         511.43            0.00          511.43       81,828.10

7     12/22/95         511.43            0.00          511.43       81,828.10

8     01/22/96         511.43            0.00          511.43       81,828.10

9     02/22/96         511.43            0.00          511.43       81,828.10

10    03/22/96         511.43            0.00          511.43       81,828.10

11    04/22/96         511.43            0.00          511.43       81,828.10

12    05/22/96         511.43            0.00          511.43       81,828.10

13    06/22/96         511.43            0.00          511.43       81,828.10

14    07/22/96         511.43            0.00          511.43       81,828.10

15    08/22/96         511.43            0.00          511.43       81,828.10

16    09/22/96         511.43            0.00          511.43       81,828.10

17    10/22/96         511.43            0.00          511.43       81,828.10

18    11/22/96         511.43            0.00          511.43       81,828.10

19    12/22/96         511.43        2,273.00        2,784.43       79,555.10

20    01/22/97         497.22        2,273.00        2,770.22       77,282.10

                                 Schedule A-6

      DUE DATE       INTEREST        PRINCIPAL       PAYMENT        BALANCE
21    02/22/97         483.01         2,273.00        2,758.01      75,009.10

22    03/22/97         468.81         2,273.00        2,741.81      72,736.10

23    04/22/97         454.60         2,273.00        2,727.60      70,463.10

24    05/22/97         440.39         2,273.00        2,713.39      68,190.10

25    06/22/97         426.19         2,273.00        2,699.19      65,917.10

26    07/22/97         411.98         2,273.00        2,684.98      63,644.10

27    08/22/97         397.78         2,273.00        2,670.78      61,371.10

28    09/22/97         383.57         2,273.00        2,656.57      59,098.10

29    10/22/97         369.36         2,273.00        2,642.36      56,825.10

30    11/22/97         355.16         2,273.00        2,628.16      54,552.10

31    12/22/97         340.95         2,273.00        2,613.95      52,279.10

32    01/22/98         326.74         2,273.00        2,599.74      50,006.10

33    02/22/98         312.54         2,273.00        2,585.54      47,733.10

34    03/22/98         298.33         2,273.00        2,571.33      45,460.10

35    04/22/98         284.13         2,273.00        2,557.13      43,187.10

36    05/22/98         269.92         2,273.00        2,542.92      40,914.10

37    05/22/98           0.00        40,914.10       40,914.10           0.00

                                 Schedule A-7

SHAREHOLDER LOANS AMORTIZATION TABLE FOR:TWIN PINES COOPERATIVE FOUNDATION

NOTE DATE:               05/22/95       INT. RATE:                        7.5%

PRINCIPAL:               73,645.29      MONTHS:                            36

      DUE DATE       INTEREST         PRINCIPAL       PAYMENT       BALANCE
                                                                    73,645.29

1     06/22/95          460.28            0.00          460.28      73,645.29

2     07/22/95          460.28            0.00          460.28      73,645.29

3     08/22/95          460.28            0.00          460.28      73,645.29

4     09/22/95          460.28            0.00          460.28      73,645.29

5     10/22/95          460.28            0.00          460.28      73,645.29

6     11/22/95          460.28            0.00          460.28      73,645.29

7     12/22/95          460.28            0.00          460.28      73,645.29

8     01/22/96          460.28            0.00          460.28      73,645.29

9     02/22/96          460.28            0.00          460.28      73,645.29

10    03/22/96          460.28            0.00          460.28      73,645.29

11    04/22/96          460.28            0.00          460.28      73,645.29

12    05/22/96          460.28            0.00          460.28      73,645.29

13    06/22/96          460.28            0.00          460.28      73,645.29

14    07/22/96          460.28            0.00          460.28      73,645.29

15    08/22/96          460.28            0.00          460.28      73,645.29

16    09/22/96          460.28            0.00          460.28      73,645.29

17    10/22/96          460.28            0.00          460.28      73,645.29

18    11/22/96          460.28            0.00          460.28      73,645.29

19    12/22/96          460.28        2,045.70        2,505.98      71,599.59

                                 Schedule A-8

      DUE DATE       INTEREST        PRINCIPAL       PAYMENT        BALANCE
20    01/22/97          447.50        2,045.70        2,493.20      69,553.89

21    02/22/97          434.71        2,045.70        2,480.41      67,508.19

22    03/22/97          421.93        2,045.70        2,467.63      65,482.49

23    04/22/97          409.14        2,045.70        2,454.84      63,418.79

24    05/22/97          396.35        2,045.70        2,442.05      61,371.09

25    06/22/97          383.57        2,045.70        2,429.27      59,325.39

26    07/22/97          370.78        2,045.70        2,416.48      57,279.69

27    08/22/97          358.00        2,045.70        2,403.70      55,233.99

28    09/22/97          345.21        2,045.70        2,390.91      53,188.29

29    10/22/97          332.43        2,045.70        2,378.13      51,142.59

30    11/22/97          318.64        2,045.70        2,365.34      48,096.89

31    12/22/97          306.86        2,045.70        2,352.56      47,051.19

32    01/22/98          294.07        2,045.70        2,339.77      45,005.49

33    02/22/98          281.28        2,045.70        2,326.98      42,959.79

34    03/22/98          268.50        2,045.70        2,314.20      40,914.09

35    04/22/98          255.71        2,045.70        2,301.41      38,868.39

36    05/22/98          242.93        2,045.70        2,288.63      36,822.69

37    05/22/98            0.00       36,822.69       36,822.69           0.00

                                 Schedule A-9

SHAREHOLDER LOANS AMORTIZATION TABLE FOR:WHOLESALE FOODS COOP

NOTE DATE:               05/22/95       INT. RATE:                        7.5%

PRINCIPAL:               342,450.80     MONTHS:                            36

      DUE DATE       INTEREST        PRINCIPAL       PAYMENT        BALANCE
                                                                    342,450.60

1     06/22/95         2,140.32            0.00        2,140.32     342,450.60

2     07/22/95         2,140.32            0.00        2,140.32     342,450.60

3     08/22/95         2,140.32            0.00        2,140.32     342,450.60

4     09/22/95         2,140.32            0.00        2,140.32     342,450.60

5     10/22/95         2,140.32            0.00        2,140.32     342,450.60

6     11/22/95         2,140.32            0.00        2,140.32     342,450.60

7     12/22/95         2,140.32            0.00        2,140.32     342,450.60

8     01/22/96         2,140.32            0.00        2,140.32     342,450.60

9     02/22/96         2,140.32            0.00        2,140.32     342,450.60

10    03/22/96         2,140.32            0.00        2,140.32     342,450.60

11    04/22/96         2,140.32            0.00        2,140.32     342,450.60

12    05/22/96         2,140.32            0.00        2,140.32     342,450.60

13    06/22/96         2,140.32            0.00        2,140.32     342,450.60

14    07/22/96         2,140.32            0.00        2,140.32     342,450.60

15    08/22/96         2,140.32            0.00        2,140.32     342,450.60

16    09/22/96         2,140.32            0.00        2,140.32     342,450.60

17    10/22/96         2,140.32            0.00        2,140.32     342,450.60

18    11/22/96         2,140.32            0.00        2,140.32     342,450.60

19    12/22/96         2,140.32        9,512.52       11,652.84     332,938.08

20    01/22/97         2,080.86        9,512.52       11,593.38     323,425.58

                                 Schedule A-10

      DUE DATE       INTEREST        PRINCIPAL       PAYMENT        BALANCE
21    02/22/97         2,021.41        9,512.52       11,533.93     313,913.04

22    03/22/97         1,961.96        9,512.52       11,474.48     304,400.52

23    04/22/97         1,902.50        9,512.52       11,415.02     294,888.00

24    05/22/97         1,843.05        9,512.52       11,355.57     285,375.48

25    06/22/97         1,783.60        9,512.52       11,296.12     275,862.96

26    07/22/97         1,724.14        9,512.52       11,236.66     266,350.44

27    08/22/97         1,664.69        9,512.52       11,177.21     256,837.92

28    09/22/97         1,605.24        9,512.52       11,117.76     247,325.40

29    10/22/97         1,545.78        9,512.52       11,058.30     237,812.88

30    11/22/97         1,486.33        9,512.52       10,998.85     228,300.36

31    12/22/97         1,426.88        9,512.52       10,939.40     218,787.84

32    01/22/98         1,367.42        9,512.52       10,879.94     209,275.32

33    02/22/98         1,307.97        9,512.52       10,820.49     199,762.80

34    03/22/98         1,248.52        9,512.52       10,761.04     190,250.28

35    04/22/98         1,189.06        9,512.52       10,701.58     180,737.76

36    05/22/98         1,129.61        9,512.52       10,642.13     171,225.21

37    05/22/98             0.00      171,225.24      171,225.24           0.00

                                 Schedule A-11

                                                                       Exhibit B
                                                                       ---------

                              SECURITY AGREEMENT


     Mountain Peoples' Warehouse, Inc. ("MPW") a California Corporation, borrowed Eight Hundred Eighteen Thousand Two Hundred and Eighty One Dollars ($818,281) pursuant to the Promissory Note of May 22, 1995, ("Note"). MPW and its subsidiary company, NutraSource, Inc., ("NutraSource") a Washington Corporation, hereinafter jointly referred to as "Debtor or Debtors" hereby grant to Associated Cooperatives, Inc., a California Corporation, Twin Pines Cooperative Foundation, a California Foundation, Wholesale Foods Co-op, a Washington Corporation, Alaska Ventures, Inc., a Washington Corporation, and Chuck LeFevre, an individual resident in the State of Washington, jointly and severally, ("Shareholders") a security interest in the following property ("Collateral"): all inventory and stock in trade of the Debtor, all products of the Debtor, all cash and non-cash proceeds of such property, including without limitation chattel paper and accounts receivable, together with all increases therein, all added and substitute property, all furniture, fixtures, parts, equipment, supplies, improvements therefor, together with all proceeds, additions or substitutions of such property.

     Debtor hereby assigns all of its right, title and interest in and to the Collateral for security purposes only, to the Shareholders. Debtor shall execute all documents reasonably required to assign the Collateral to Shareholders.

     This Security Agreement is given to secure payment and performance of indebtedness and obligations of Debtor to Shareholders under the Note. Debtors shall be jointly and severally liable.

     Debtor hereby represents, covenants, and agrees with Shareholders as follows:

1.   Liens.  Debtor owns the Collateral free and clear of all liens and
     -----
encumbrances of every nature except: a first lien on MPW Collateral assets in favor of Union Bank and a first lien on NutraSource Collateral in favor of Union Bank, a second lien on NutraSource Collateral in favor of the National Cooperative Bank, the liens of NutraSource disclosed by the Stock Purchase Agreement of April 20, 1995 between MPW and the Shareholders (the "Agreement"), and the liens of MPW disclosed in the Officer's Certificate attached hereto as Exhibit A and incorporated by reference.
---------

2.   Taxes and other Obligations.  Debtor shall pay, before delinquency, all
     ---------------------------
taxes or other governmental charges and all obligations levied against the Collateral or any of its property.

3.   Access to Records.  Subject to Shareholders' agreement to maintain the
     -----------------
confidentiality of Debtor's confidential information, at any reasonable time Debtor shall permit Shareholders' representative to examine and make copies of such books and records of MPW or NutraSource as may be necessary to verify Debtor's compliance with this Agreement. Debtor shall maintain adequate books and records accurately reflecting the financial transactions of Debtor.

4.   Conduct of Business.  Debtor shall conduct its business substantially as
     -------------------
presently conducted.

5.   Compliance with Laws.  Debtor shall comply with all material laws,
     --------------------
regulations, rules and orders of any governmental authority.

6.   Insurance.  Debtor shall keep in force insurance in such amounts as
     ---------
reasonably required to adequately protect the Collateral.

7.   Payment by Shareholders.  Shareholders at their sole option may pay any
     -----------------------
tax, assessment, expense or any other charge payable by Debtor and any filing or recording fees, and any amount so paid, with interest thereon at the maximum rate permitted by law from the date of payment until repaid, shall be secured hereby and shall be repayable by Debtor on demand. The rights granted by this paragraph are not a waiver of any other rights of Shareholders arising from breach of any of the covenants hereof by Debtor.

8.   Waiver.  This Agreement shall not be qualified or supplemented by course of
     ------
dealing. No waiver or modification by Shareholders shall be effective unless in writing signed by Shareholders. No waiver by Shareholders shall constitute a waiver as to any subsequent performance or obligations of Debtor.

9.   Default.  Default shall occur in any of the following events ("Events of
     -------
Default"):

     a. Failure to pay when due any amount or obligation secured hereby;

     b. Failure to perform as required any material term, covenant or agreement herein or in the Promissory Note within twenty
          (20) days after notice thereof;

     c. Any misrepresentation of Debtor in the Note or this Agreement; or

     d. If Debtor becomes insolvent or is the subject of a petition in bankruptcy, either voluntary or involuntary, which is not dismissed or withdrawn within (90) ninety days after filing of such petition, or in any other proceedings under the federal bankruptcy laws; or makes an assignment for the benefit of creditors; or if Debtor is named in or the property is subject to a suit for the appointment of a receiver.

Then, in the event of any Event of Default, the entire amount of indebtedness secured hereby shall then or any time thereafter, at the option of Shareholders, become immediately due and payable without notice of demand, and Shareholders shall have an immediate right to pursue the remedies set forth in this Agreement.

10.  Remedies.  In the event of any Event of Default, without prior notice,
     --------
Shareholders shall have all remedies provided by law and in equity, including, but not limited to:

     a.   Take possession of the Collateral;

     b. Sell products of any nature owned by Debtor under Debtor's trade names, using Debtor's trademark;

     c. Send written notice to Debtor's customers of Debtor's default and advise Debtor's customers that Debtor's trade names and trademarks now belong to Shareholders, in which case Debtor shall be deemed to have sold all of its accounts to Shareholders in satisfaction of all debts secured hereby and Debtor shall have no further interest in the Collateral;

     d. Debtor agrees to pay on demand all expenses incurred by Shareholders in protection of the Collateral, including but not limited to attorney fees, with or without suit, title searches, court costs, and any other associated costs. Such sums shall be secured hereby; and/or

     e. Debtor agrees to pay the deficiency remaining after application of the net proceeds of the Collateral to any indebtedness secured hereby.

11.  Attorney in Fact.  Debtor hereby nominates and appoints Shareholders or the
     ----------------
assignee of Shareholders as its attorney-in-fact for the purpose of executing in Debtor's name any continuation statements required to continue Shareholders' security interest in the Collateral or for any other purpose reasonably related to the exercise of Shareholders' rights under this Agreement.

12. Successors; Modification.  This Agreement shall be fully binding on the
    ------------------------
successors, heirs, legal representatives and assigns of the parties hereto. No change or modification of this Agreement shall be valid unless it is in writing and signed by all the parties. This Agreement and the Note represent the sole agreement between the parties and supersedes all other written or oral agreements, except that this Security Agreement shall be subject to the terms of the Agreement.

13.  Paragraph Headings.  The paragraph headings are for convenience only and in
     ------------------
no way define, limit, extend or interpret the scope of this Agreement or of any particular paragraph hereof.

14.  Interpretation and Fair Construction of Contract.  This Agreement has been
     ------------------------------------------------
reviewed and approved by each of the parties. In the event it should be determined that any provision of this Agreement is uncertain or ambiguous, the language in all parts of this Agreement shall be in all cases construed as a whole according to its fair meaning and not strictly construed for, or against, either party.

15.  Validity.  In case any term of this Agreement shall be invalid, illegal or
     --------
unenforceable, in whole or in part, the validity of any of the other terms of this Agreement shall not in any way be affected thereby.

16.  Counterparts.  This Agreement may be signed in counterparts, any one of
     ------------
which shall be deemed to be an original.

17.  Variations in Pronouns.  All pronouns include the masculine, feminine,
     ----------------------
neuter, singular or plural as the identification of persons, places, firms, corporations or entities as the context may require.

18.  Waiver of Breach.  The failure of any party hereto to insist upon strict
     ----------------
performance of any of the covenants and agreements herein contained, or to exercise any option or right herein conferred, in any one or more instances, shall not be construed to be a waiver or relinquishment of any such option or right, or of any other covenants or agreement, but the same shall be and remain in full force and effect.

19.  Independent Counsel.  The parties hereto acknowledge and agree that they
     -------------------
have each been represented in the negotiations and preparation of this Agreement by independent counsel of their choice, and that they have read this Agreement, have had its contents fully explained to them by such counsel, and are fully aware of the contents hereof and of its legal effect.

20.  Law.  This Agreement shall be governed by, construed, and enforced in
     ---
accordance with the internal laws of the State of Washington without giving effect to principles and provisions thereof relating to conflict or choice of laws irrespective of the fact that any one of the parties is now or may become a resident of a different state. Venue for any action under this Agreement shall lie in King County, Washington.

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have duly executed this Agreement effective on the date hereinbelow written.

     Dated this 22nd day of May, 1995.



Shareholder Signatures:
----------------------

ASSOCIATED COOPERATIVES, INC.           WHOLESALE FOODS CO-OP



By: /s/ Margo Robison                   By: /s/ Jeff Voltz
    ------------------------                ---------------------
    Margo Robison, President                Jeff Voltz, Secretary



ALASKA VENTURES, INC.                   TWIN PINES COOPERATIVE FOUNDATION


By: /s/ Allan Gallant                   By: /s/ Terry Baird
    ------------------------                -------------------------------
    Allan Gallant, President                Terry Baird, Executive Director


    /s/ Chuck LeFevre
    -------------------------
    Chuck LeFevre, Individual



Debtor Signatures:
-----------------


MOUNTAIN PEOPLES'                       NUTRASOURCE, INC.
 WAREHOUSE, INC.


By: /s/ Michael Funk                    By: /s/ Michael Funk
    -----------------------                 -----------------------
    Michael Funk, President                 Michael Funk, President

                                                                       Exhibit C
                                                                       ---------

                            SUBORDINATION AGREEMENT
                                 ("Agreement")


TO:  UNION BANK

     ___________________________________

     ___________________________________



     The undersigned, _________________________________________________
("Creditor"), is interested in the financial success of _______________________ ____________________________________, ("Debtor") and acknowledges that UNION
BANK ("Bank") has entered or is presently intending to enter into certain licensing arrangements with Debtor. Creditor agrees that the financing arrangements between Bank and Debtor are in Debtor's and Creditor's best interests and, in order to induce Bank to enter into or continue such financing arrangements, Creditor agrees as follows:

     1. The term "Obligations" is used in this Agreement in its broadest and most comprehensive sense and shall mean all present and future indebtedness of Debtor which may be, from time to time, incurred by Debtor, including, but not limited to, any negotiable instruments, evidencing the same, all guaranties, debts, demands, monies, indebtedness, liabilities and obligations owed or to become owing, including interest, principal, costs, and other charges, and all claims, rights, causes of action, judgments, decrees, remedies, security interests, or other obligations of any kind whatsoever and howsoever arising, whether voluntary, involuntary, absolute, contingent, direct, indirect, or by operation of law.

     2. The term "Creditor Obligations" shall mean all Obligations owing at any time by Debtor to Creditor.

     3. Except as provided in Section 5, below, the Creditor Obligations are hereby subordinated and subject, in the manner and to the extent described below, to any and all Obligations owed by Debtor to Bank, including, but not limited to, Obligations arising pursuant to any agreements between Bank and Debtor, now or hereafter existing, whether matured or not ("Bank Obligations"), so long as any Bank Obligations shall remain unpaid, in whole or in part, or Bank is committed or otherwise obligated to extend credit to Debtor.

     4. So long as any of the Bank Obligations remain unpaid, in whole or in part, or so long as Bank is committed or otherwise obligated to extend credit to Debtor, Creditor agrees that, except to the extent that payments under the Creditor Obligations are permitted under Section 5 below, Creditor shall not:
(a) collect, or receive payment upon, by setoff or in any other manner, all or any portion of the Creditor Obligations now or hereafter existing; (b) sell, assign, transfer, pledge, or give a security interest in the Creditor Obligations (except subject expressly to this Agreement); (c) declare or in any other manner find or hold Debtor in default under the Creditor Obligations; (d) enforce or apply any security, now or hereafter existing for the Creditor Obligations; (e) commence, prosecute or participate in any administrative, legal, or equitable action against Debtor concerning the Creditor Obligations;
(f) join in any petition for bankruptcy, assignment for the benefit of creditors, or creditors' agreement; (g) take, maintain or enforce any lien or security, which is senior to Bank's interest, in any property, real or personal, to secure the Creditor Obligations; or (h) incur any obligation to, or receive any loans, advances, dividends, payments of any kind or gifts from, Debtor.

     5. Notwithstanding the preceding section, so long as Debtor has made each and every payment of principal and interest due and owing to Bank, is not in default under any of Debtor's agreements with Bank and none of the following payments would cause such default, then: (a) Creditor shall be entitled to receive regularly scheduled payments of principal and interest (i.e., not a prepayment or a payment resulting from acceleration) on the Creditor Obligations not exceeding $_____________ per _____________; and (b) Creditor shall be entitled to receive any and all employment compensation (regular salary, reasonable bonuses, and reimbursement for actual and necessary business expenses) which is or may be due to Creditor from Debtor; provided, however, that the aggregate amount of all payments made as employment compensation from Debtor to Creditor shall not exceed, during any fiscal year of Debtor, the sum of $_____________.

     6. Except as otherwise expressly agreed to herein, all of the Bank Obligations now or hereafter existing shall be first paid by Debtor before any payment shall be made by Debtor on the Creditor Obligations. This priority of payment shall apply at all times until all of the Bank Obligations have been repaid in full. In the event of any assignment by Debtor for the benefit of Debtor's creditors, any bankruptcy proceedings instituted by or against Debtor, the appointment of any receiver for Debtor or Debtor's business or assets, or any dissolution or other winding up of the affairs of Debtor or of Debtor's business, and in all such cases, the officers of Debtor and any assignee, trustee in bankruptcy, receiver or other person or persons in charge, respectively, are hereby directed to pay to Bank the full amount of the Bank Obligations before making any payment to Creditor.

     7. Creditor agrees that if part or all of the Creditor Obligations are evidenced, now or in the future, by a promissory note or other instrument, Creditor shall place or cause to be placed on its face a legend stating that the payment thereof is subject to the terms of this Agreement and is subordinate to the payment of all the Bank Obligations. Creditor agrees to deliver to Bank a certification in form requested by Bank; and, at any time during the term of this Agreement, at the Bank's request, to deliver the original promisory note or instrument to Bank. Creditor agrees to mark all books of account in such manner as to indicate that payment thereof is subordinated pursuant to the terms of this Agreement. Creditor agrees to execute any recordable subordination agreements, financing statement amendments or other documents reasonably required by Bank to provide notice to others of this Agreement, and agrees to the recording of any such documents as Bank may require.

     8. Creditor agrees that Bank shall have absolute power and discretion, without notice to Creditor, to deal in any manner with the Bank Obligations, including, interest, costs and expenses payable by Debtor to Bank, and any security and guaranties therefor including, but not limited to, release, surrender, extension, renewal, acceleration, compromise, or substitution. Creditor hereby waives and agrees not to assert against Bank any rights which a guarantor or surety could exercise; but nothing in this Agreement shall constitute Creditor a guarantor or surety. Creditor hereby waives the right, if any, to require that Bank marshal, or otherwise proceed to dispose of or foreclose upon, collateral Bank may have in any manner or order.

     9. If, at any time hereafter, Bank shall, in its own judgment, determine to discontinue the extension of credit to or on behalf of Debtor, Bank may do so. This Agreement, the obligations of Creditor owing to Bank, and Bank's rights and privileges hereunder shall continue until payment in full of all of the Obligations owing to Bank by Debtor notwithstanding any action or non-action by Bank with respect to the Obligations or with respect to any collateral therefor or any guaranties thereof. All rights, powers and remedies hereunder shall apply to all past, present and future Bank Obligations, including under successive transactions, any of which may continue, renew, increase, decrease or from time to time create new Bank Obligations and notwithstanding that from time to time Bank Obligations theretofore existing may have been paid in full.

     10.  Creditor further agrees that in case Creditor should, contrary to
Section 4 above, take or receive any additional security interest in, or additional lien by way of attachment, execution, or otherwise on any property, real or personal, or should take or join in any other measure or advantage contrary to this Agreement, at any time prior to the payment in full of all of the Bank Obligations, Bank shall be entitled to have the same vacated, dissolved and set aside by such proceedings at law, or otherwise, as Bank may deem proper, and this Agreement shall be and constitute full and sufficient grounds therefor and shall entitle Bank to become a party to any proceedings at law, or otherwise, initiated by Bank or by any other party, in or by which Bank may deem it proper to protect its interests hereunder. Creditor agrees that if Creditor violates this Agreement, Creditor shall be liable to Bank for all losses and damages sustained by Bank by reason of such breach.

     11. Except as otherwise expressly agreed to herein, if Creditor shall receive any payments, security interests, or other rights in any property of Debtor in violation of this Agreement, such payment or property shall be received by Creditor in trust for Bank and shall forthwith be delivered and transferred to Bank.

     12. Creditor represents and warrants that Creditor hs not previously subordinated the Creditor obligations for the benefit of any other party, and agrees that any such subordinations hereafter executed shall be expressly made subject and subordinate to the terms of this Agreement. Creditor further warrants having established with Debtor adequate means of obtaining, on an ongoing basis, such information as Creditor may require which may effect the ultimate satisfaction by Debtor of the Creditor Obligations. Bank shall have no duty to provide any such information to Creditor.

     13. This Agreement shall be binding upon the successors and assigns of Creditor, and shall inure to the benefit of Bank's successors and assigns.

     14. This Agreement and all rights and liabilities of the parties hereto shall be governed as to validity, interpretation, enforcement and effect by the laws of the State of California.

     15. In the event of any dispute under this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs whether or not suit is brought.

     16. This Agreement shall remain in full force and effect until and unless Creditor delivers to Bank written notice that this Agreement has been revoked as to credit granted by Bank subsequent to the delivery of such notice, but delivery of such notice shall not affect any of Creditor's obligations hereunder with respect to credit granted by Bank prior to such delivery.

     17.  (a)  Mandatory Arbitration.  Any controversy or claim between or among
               ---------------------
the parties to this Agreement arising out of or relating to (i) this Agreement or any guaranties, subordination agreements, pledges or accommodation pledges, security documents and other agreements, documents and instruments of every kind relating in any way to the Bank Obligations (collectively, the "Subject Documents"), (ii) any negotiations, correspondence or communications, whether or not incorporated or integrated into the Subject Documents, relating to the Subject Documents or any indebtedness evidenced thereby, or (iii) the administration or management of the Subject Documents or the credit evidenced thereby, and with respect to (i), (ii) and (iii) also including any such controversy or claim based on or arising out of an alleged tort, shall be determined by arbitration in accordance with Title 9 of the U.S. Code and the Commercial Arbitration Rules of the American Arbitration Association (AAA). All statutes of limitations and waivers which would otherwise be applicable shall apply to any arbitration proceeding under this subsection
(a). Judgment upon the award rendered may be entered in any court having jurisdiction. The subsection (a) shall apply only if, at the time of the proposed submission to AAA, none of the obligations to Bank described in or covered by any of the Subject Documents are secured by real property collateral or, if so secured, all parties consent to such submission.

          (b) Judicial Reference.  If the controversy or claim is not submitted
              ------------------
to arbitration as provided and limited in subsection (a), but becomes the subject of a judicial action, any party may elect to have all decisions of fact and law determined by a reference in accordance with applicable state law. If such an election is made, the parties shall designate to the court a referee or referees selected under the suspices of the AAA in the same manner as arbitrators are selected in AAA-sponsored proceedings. The referee, or presiding referee of the panel, shall be an active attorney or retired judge. Judgment upon the award rendered shall be entered in the court in which such proceeding was commenced.

          (c) Provision Remedies, Self-Help, and Foreclosure.  No provision of,
              ----------------------------------------------
or the exercise of any rights under subsection 17(a) shall limit the right of any party to obtain provisional or ancillary remedies, including but not limited to injunctive relief or the appointment of a receiver, from a court having jurisdiction before, during, or after the pendency of any arbitration. The institution and maintenance of an action for judicial relief or pursuit of provisional or ancillary remedies shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration.

          (d) Miscellaneous.  Any arbitration questions arising under this
              -------------
Agreement shall be governed in accordance with Title 9 of the U.S. Code. To the extent any terms of this Section 17 conflict with any terms of the Subject Documents, the terms of this Agreement shall prevail. The provisions of this
Section 17 shall survive any termination, amendment, or expiration of the Subject Documents, unless Bank and other parties otherwise expressly agree in writing. Subject to the award of the arbitrator or referee, each party shall pay an equal share of the arbitrators' or referees' fees. In this regard, the arbitrator or referee shall have the power to award recovery to such prevailing party of all costs and fees (including attorneys' fees and a reasonable allocation for the costs of Bank's in-house counsel), administrative fees, arbitrators' or referees' fees, and court costs, all as determined by the arbitrator or referee, as the case may be. If any provision of this Section 17 is found to be illegal, invalid or unenforceable, such provision shall be fully severable, and this Section 17 shall be construed as if such provision and never been a part hereof; and, the remaining provisions of this Section 17 shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by severance from this Section 17.


Dated:________________________


                                         _____________________________

______________________________           _____________________________
Address
______________________________           _____________________________

______________________________           _____________________________

     The undersigned, being the Debtor named in the foregoing Agreement, hereby waives its confidentiality rights with respect to such Agreement, accepts and consents to such Agreement, and agrees to be bound by all of the provisions thereof and to recognize all priorities and other rights granted thereby to UNION BANK and to pay its Obligations only in accordance therewith.


Dated:________________________


______________________________           _____________________________

______________________________           _____________________________

______________________________           _____________________________

______________________________           _____________________________

______________________________           _____________________________

______________________________           _____________________________

______________________________           _____________________________

______________________________           _____________________________

                                                                       Exhibit D
                                                                       ---------

                                   AFFIDAVIT

NUTRASOURCE, INC. a Washington corporation ("NutraSource"), claiming that taxes should not be withheld pursuant to Section 1445 of the Internal Revenue Code (the "Code"), 26 USCS (S) 1445 based upon the sale of its stock to MOUNTAIN PEOPLES' WAREHOUSE, a California corporation, because such sale is not a disposition of a United States real property interest, certifies the following:

     1. NutraSource is a nonpublicly traded corporation incorporated under the laws of the State of Washington;

     2. NutraSource is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) thereof;

     3. The Internal Revenue Service (IRS) has not issued any notice with respect to NutraSource or listed NutraSource as a person whose affidavit may not be relied upon for purposes of the Foreign Investment in Real Property Tax Act of 1980 (FIRPTA), 26 USCS (S) 1445.

     The undersigned understands that this certification may be disclosed to the IRS by the Mountain Peoples' Warehouse and that any false statement contained in it is punishable by fine, imprisonment, or both.

     Under penalty of perjury, I declare that I have examined this certification, and to the best of my knowledge and belief, it is true, correct, and complete. I further declare that I have authority to sign this document on behalf of Seller.

                              NUTRASOURCE, INC.


Date: May 18, 1995            /s/ Charles LeFevre
      ------------            -------------------
                              Name: Charles LeFevre
                                    ---------------
                              Title:   President
                                       ---------

Notary acknowledgement and seal:

                                                                       Exhibit E



                        MANAGEMENT CONSULTING AGREEMENT

     This Management Consulting Agreement ("Agreement") is made as of May 22, 1995 between NutraSource, Inc., a Washington corporation ("NutraSource"), whose address is 4005 Sixth Avenue South, Seattle, Washington 98108, and TMSA Holdings, Inc., a Washington corporation ("Consultant"), whose address is 2116 232nd Place NE, Redmond, Washington 98053.

                                   RECITALS:

     A. NutraSource is engaged in the wholesale distribution of natural foods and products primarily in the States of Washington, Oregon and Alaska. Chuck LeFevre, the president of Consultant, is the former president of NutraSource.

     B. All of the common stock of NutraSource was acquired by Mountain Peoples' Warehouse, Inc., a California corporation ("MPW"), on May 22, 1995 pursuant to a Stock Purchase Agreement dated as of April 20, 1995 (the "Stock Purchase Agreement") among MPW, NutraSource and the shareholders of NutraSource (including Chuck LeFevre, the president of Consultant). Capitalized terms used herein shall have the respective meanings ascribed thereto in the Stock Purchase Agreement.

     C. The Stock Purchase Agreement provides as a condition to MPW's obligation to purchase the common stock of NutraSource at the Closing, that NutraSource and Consultant enter into this Agreement. MPW and Consultant desire that Consultant provide management consulting services to NutraSource upon and subject to the terms and provisions contained herein.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and agreements contained herein, the parties hereto agree as follows:

     1.   Retention as Consultant.  NutraSource hereby agrees to retain
          -----------------------
Consultant and Consultant hereby accepts such retention for the period (the "Consulting Period") beginning on the date first above written and terminating twelve (12) months thereafter, subject to the terms and conditions hereinafter set forth.

     2.   Duties
          ------

          (a) During the first ninety (90) days (the "Initial Period") of the Consulting Period, Consultant shall provide such consulting services to NutraSource as may be requested by the president or board of directors of NutraSource, provided that Consultant shall not be obligated to spend more than forty (40) hour per week providing services during this period. During the two hundred seventy (270) days following the Initial Period, Consultant shall provide periodic consulting services to NutraSource as mutually agreed by NutraSource and Consultant.

          (b) After the first ninety (90) days of the term of this Agreement, Consultant shall be available to perform such advisory and consulting services (the "Services") with respect to the business, operations and affairs of NutraSource as are mutually agreed to by NutraSource and Consultant. The Services may include, without limitation, meeting with customers, vendors and others to assist NutraSource in maintaining or increasing its level of business.

     3.   Manner of Performance of Services
          ---------------------------------

          (a) Chuck LeFevre will perform the Services, on behalf of Consultant, in a professional and workmanlike manner and without direct supervision of NutraSource personnel.

          (b) Any documents, equipment, or other materials supplied to Consultant by NutraSource are and shall remain the property of NutraSource, and are for use in performing Services for NutraSource only. Upon completion of consultant's assignment or termination of the assignment for any reason, Consultant shall promptly return to NutraSource such documents, equipment, and other materials and any copies thereof, in the same condition as supplied, reasonable wear and tear excepted.

          (c)  Consultant is self-employed and, except during the initial ninety
(90) day period of this Agreement, may perform work for others during the course of this contract.

     4.   Price and Payment.  In full consideration of the Services and the
          -----------------
other obligations of Consultant provided for in this Agreement, NutraSource agrees to pay Consultant by cash or check the amount of One Hundred Fifty Thousand Dollars ($150,000) at the end of the Initial Period.

     5.   Work Product.  Any and all recommendations, findings, reports,
          ------------
writings of any nature, computer programs, discoveries and improvements developed, written, made, conceived or reduced to practice in the course of or arising out of the Services performed for NutraSource under this Agreement (collectively, "Work Product") shall be promptly disclosed to NutraSource and shall become and remain the sole and exclusive property of NutraSource. Consultant hereby irrevocably transfers and assigns to NutraSource all right, title and interest, including copyrights, in and to the Work Product.
Consultant agrees to execute any documents, including copyright assignments, and to cooperate with NutraSource at NutraSource's expense in any action NutraSource deems necessary to secure fully to NutraSource all rights in the Work Product.

     6.   Infringement.  Consultant warrants that Consultant has the right to
          ------------
use and to incorporate in the Work Product any concepts, processes or information so used or incorporated without violation of any right of any third party and without creating any obligation on the part of NutraSource to pay any fee, license, penalty or other expense, other than the payments to Consultant set forth above. Consultant covenants that the Work Product shall be delivered to NutraSource free and clear of all liens, encumbrances or claims of any third party.

     7.   Confidential Information.
          ------------------------

          (a) As used in this Agreement, the term "Confidential Information" refers to any and all information of a confidential, proprietary, or secret nature which (i) is or may be related in any way to the accounts, clients, finances or operations of NutraSource; or (ii) relates to the finances, purchases or operations of, or was disclosed by, any of NutraSource's customers. In the course of his employment, Consultant will have access to books and records containing Confidential Information.

          (b) Consultant acknowledges that the Confidential Information is a valuable and unique asset of NutraSource. Consultant shall not, either during or after the term of this Agreement, directly or indirectly, use, reproduce or copy the Confidential Information other than in the course of performing his Services as a consultant to NutraSource, nor will Consultant directly or indirectly disclose any Confidential Information to any person or entity, except in the course of performing Services as a consultant to NutraSource and only with the prior consent of NutraSource. Consultant agrees to abide by NutraSource's policies and regulations, as established from time to time, for the protection of Confidential Information.

          (c) This provision shall not apply to any information which is now, or subsequently becomes, in the public domain, provided that consultant has not, during or after the term of this Agreement, in violation of this Agreement, disclosed or caused to be disclosed such information as to make it public or in the public domain.

     8.   Termination of Services.
          -----------------------

          (a) Either party may terminate this Agreement if the other party breaches or fails to fully and timely perform any material obligation, representation or warranty of such party, provided that the non-breaching party gives the breaching party notice of such failure or breach and the breaching party does not cure such failure or breach to the satisfaction of the non-breaching party within thirty (30) days after notice thereof.

          (b) Upon termination, Consultant shall promptly deliver to NutraSource all Work Product together with all copies of any documents, software, books and records of any sort which were furnished by NutraSource to Consultant. Consultant's obligations under paragraphs 5, 6, 7, 12, 13 and 14 hereof shall survive expiration or any termination of this Agreement.

     9.   Injunctive Relief.  Consultant acknowledges that he is obligated under
          -----------------
this Agreement to render services of a special, unique, unusual and intellectual character, which give this Agreement particular value to NutraSource. The loss of those services cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, in addition to the other remedies provided by law or this Agreement, NutraSource shall have the right during the term of this Agreement to obtain injunctive relief against the breach of this Agreement. Without limiting the foregoing, the parties acknowledge that if Consultant breaches his obligations under paragraphs 5, 6, 7, 12 or 13, NutraSource will suffer irreparable injury and that money damages will not provide an adequate remedy. In such circumstances, NutraSource shall have the right, in addition to any other rights and remedies available to it at law or in equity, to have such obligations specifically enforced by any court having equity jurisdiction and shall be entitled to reimbursement for all reasonable attorneys' fees and other expenses incurred in connection with the enforcement hereof.

     10.  Notices.  Notices required hereunder shall be in writing and delivered
          -------
personally or by confirmed facsimile transmission or sent by U.S. registered or certified mail or overnight delivery service to the parties at their addresses set out above and shall be deemed to have been given when delivered if delivered personally, by facsimile transmission or by overnight delivery service, or three
(3) days after being mailed.

     11.  Relationship of the Parties.
          ---------------------------

          (a) consultant is an independent contractor and is responsible for paying all taxes, including Social Security, unemployment and income taxes, for itself.

          (b) It is understood that Consultant is highly skilled in the subject area for which Consultant has been retained and will utilize the highest degree of skill and expertise in order to achieve the desired result in a professional and timely fashion.

     12.  Noncompetition.
          --------------

          (a) For a period of three (3) years after commencement of this Agreement, Consultant will not, directly or indirectly, engage in any business in the States of Washington, Oregon, Alaska, California, Nevada, Hawaii, Colorado, Arizona, New Mexico, Utah, Idaho, Montana or Wyoming which is competitive with the business of Mountain Peoples' Warehouse ("Buyer") or NutraSource, uses the name of NutraSource, any name similar thereto or any variations, acronyms, forms or combinations thereof. "Competitive with the business of Buyer or NutraSource" shall mean a business whose operations include the wholesale distribution of natural food or products, but it shall not include a manufacturing business which is engaged in the distribution of its own products or, as an ancillary as part of its distribution of its manufactured products, distributes other products that are complementary to its manufactured products. Consultant shall be deemed to be engaged in a particular business if he is an employee, officer, director, trustee, agent, principal or partner of, or a consultant or advisor to or for, a person, firm, corporation, association, trust or other entity which is engaged in such business or if he owns, directly or indirectly, any outstanding stock or shares or has a beneficial or other financial interest in the stock or net assets of any such person, firm, corporation, association, trust or other entity engaging in such business. Consultant shall not be deemed to be engaged in a business solely by reason of owning an interest of less than two percent (2%) of the shares of any company traded on a national securities exchange.

          (b) It is the intention of the parties that this Section 12 be fully enforceable in accordance with its terms and that the provisions hereof be interpreted so as to be enforceable to the maximum extent permitted by applicable law. To the extent that any obligation to refrain from competing within an area for a period of time as provided in this Section 12 is held invalid or unenforceable, it shall, to the extent that it is invalid or unenforceable, be deemed void and initio. The remaining obligations imposed by the provisions of this Section shall be fully enforceable as if such invalid or unenforceable provisions had not been included herein and shall be construed, to the extent possible, such that the purpose of this Section 12, as intended by the parties, can be achieved in a lawful manner.

     13.  Non-Solicitation of NutraSource Employees; Disruption of Other
          --------------------------------------------------------------
Business Relationships.  For a period of three (3) years after commencement of
----------------------
this Agreement for any reason, Consultant shall not disrupt, damage, impair or interfere with the NutraSource business by directly or indirectly soliciting any of NutraSource's employees to work for or engage in any activity competitive with the NutraSource business, or by disrupting the relationships NutraSource has with its customers.

     14.  Miscellaneous.  This Agreement represents the entire agreement and
          -------------
supersedes all prior agreements and understandings between the parties relating to the subject matter hereof and may be changed only in a writing signed by both parties. This provisions of this Agreement shall prevail over any inconsistent terms in any other document with regard to the subject matter hereof. Consultant may not assign this Agreement or any right or obligation hereunder. Any such attempted assignment shall be void. This Agreement may be assigned by NutraSource. No Failure of either party to enforce any right hereunder shall be deemed a waiver thereof. This Agreement shall be governed by the Laws of the State of Washington.

If any provision of this Agreement shall be held invalid or unenforceable by a court of competent jurisdiction, such provision shall be deemed omitted to the extent required by such judgment and the remainder of this Agreement shall continue in full force and effect. Paragraph headings are provided for the convenience of reference only and shall not be construed otherwise. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the respective parties hereto. This Agreement may be executed in one or more counterparts, any one of which need not contain the signature of more than one party, but all of such counterparts taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TMSA HOLDINGS, INC.                 NUTRASOURCE, INC.

By:_________________________                  By__________________________
   Chuck LeFevre, President                     Michael Funk, President


The undersigned agrees to be bound by and comply with the terms of the above Agreement, including, without limitation, Sections 7, 12 and 13 thereof, and agrees that NutraSource shall have all rights and remedies against the undersigned that it would have against TMSA Holdings, Inc. under such Agreement.

____________________________
Chuck LeFevre

Dated:______________________